As Filed with the Securities and Exchange Commission on June Ï, 2004 Registration No. 333-[ _____ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________

U.S. GEOTHERMAL INC.
(Name of small business issuer in its charter)

Delaware	4911	84-1472231
(State of incorporation)	(Primary Standard Industrial	(IRS Employer
	Classification Code Number	Idenitifcation Number)

1509 Tyrell Lane, Suite B,
Boise, Idaho 83706
208-424-1027
(Address and telephone number of principal executive office and principal place of business)

_______________

     Daniel Kunz
Chief Executive Officer
1509 Tyrell Lane, Suite B,
Boise, Idaho 83706
208-424-1027
(Name, address, and telephone number of agent for service)

Copy to:

Susan E. Lehr, Esq.
Williams, Kastner & Gibbs
Two Union Square, Suite 4100
Seattle ,Washington 98101 - 2380
Telephone (206) 628-6600
Facsimile (206) 628-6611
___________________

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement has become effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS	AMOUNT TO BE	PROPOSED MAXIMUM	PROPOSED
OF SECURITIES TO BE	REGISTERED (2)	OFFERING PRICE PER	MAXIMUM
REGISTERED		SHARE (1)	AGGREGATE
OFFERING PRICE
Common shares	19,025,285	$0.721995	$1,373,616.54

(1)
The registration fee has been calculated in accordance with rule 457(c). On July 5, 2004, the average of the bid and ask price for the company's common stock on the TSX Venture Exchange, Inc. was $0.97 Cdn, and the exchange rate was Cdn $1.00 = US $0.744325.

(2)	Plus such additional shares as may be issued pursuant to anti-dilution provisions of the options and warrants, the shares resulting from the exercise of which are included in this prospectus.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED JULY 7, 2004

This prospectus relates to the resale of up to 19,025,285 shares of our common stock by the selling securityholders named in this prospectus from time to time. The shares of common stock offered for resale hereby consist of 12,922,693 shares which are currently issued and outstanding and 6,102,592 shares issuable upon exercise of currently outstanding options and warrants.

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus, other than the exercise price, if any, to be received upon exercise of the options and warrants. We will bear substantially all of the expenses incident to the registration of the shares, except for any applicable underwriting discounts, brokerage fees or commissions and transfer taxes, as well as the fees and disbursements of the selling securityholders’ counsel and advisors.

Our common stock is traded in Canadian dollars on the TSX Venture Exchange, Inc. under the symbol “GTH.” Our shares are not currently traded on any United States stock exchange or in the over-the-counter market in the United States, and, accordingly, there is currently no public market for our shares in the United States. As of July 5, 2004, the bid and ask prices of our common stock on the TSX Venture Exchange was $0.94 Cdn and $1.00 Cdn, respectively. The exchange rate on that date was $1.00 Cdn = US $0.744325.

__________________

The securities offered in this prospectus involve a high degree of risk. Among other things, we received an opinion from our independent auditors with respect to our financial statements as of and for the year ended March 31, 2004, which contained an explanatory paragraph discussing the existence of substantial doubt regarding our ability to continue as a going concern.

You should carefully read and consider the “Risk Factors” commencing on page _ for information that should be considered in determining whether to purchase any of the securities.

____________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR
DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
____________________

We expect that these shares of common stock may be sold or distributed from time to time by or for the account of the holders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. The shares also may be sold by donees or by other persons acquiring the shares. The holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

______________________

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus and any information we have incorporated by reference. The information contained on our website is not incorporated by reference in this prospectus and shall not be considered a part of this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date set forth below.

_______________________

The date of this prospectus is July 7, 2004.

Liquidity And Capital Resources	48
Critical Accounting Policies	48
Income Taxes	49
CONSOLIDATED FINANCIAL STATEMENTS	49
WHERE YOU CAN FIND MORE INFORMATION	50

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being registered by this prospectus, including the risk factors and the financial statements and related notes, included elsewhere in this prospectus. Because it is only a summary, it may not contain all of the information that you may find useful or important.

The Company

U.S. Geothermal Inc. (or “GTH”) is a Delaware corporation. Our shares of common stock trade on the TSX Venture Exchange under the symbol “GTH.” On December 19, 2003, we acquired all of the outstanding securities of U.S. Geothermal, Inc., an Idaho corporation (“Geo-Idaho”) incorporated in February 2002, through a transaction merging Geo-Idaho into Evergreen Power Inc., a wholly-owned Idaho subsidiary formed for purposes of the merger transaction. Following the merger, although we maintained our corporate and legal identity, we changed our name from U.S. Cobalt Inc. to U.S. Geothermal Inc. Pursuant to the merger, Geo-Idaho became a wholly owned subsidiary of ours. In that the securityholders of Geo-Idaho acquired a majority of the voting securities of our company, Geo-Idaho is deemed to be the acquiror for accounting purposes. Unless the context requires otherwise, references in this prospectus to our company for periods prior to December 19, 2003 are to Geo-Idaho.

Our operations are conducted through Geo-Idaho. We also have a wholly-owned inactive subsidiary, U.S. Cobalt Inc, a corporation organized under the laws of Colorado, which we refer to in this prospectus as “USC Colorado.” Unless the context requires otherwise, reference to our company and its operations include the operations of the parent and the subsidiary companies.

In connection with the Geo-Idaho merger transaction, we effected a one-for-five reverse stock split of our common stock. All common stock data set forth in this prospectus has been adjusted for and reflects this reverse stock split.

Our principal executive office is located at 1509 Tyrell Lane, Suite B, Boise, Idaho 83706. Our telephone number there is 208-424-1027 and our fax number is 208-424-1030. Our internet address is www.usgeothermal.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

Our Business

GTH is engaged in the acquisition, development and exploitation of geothermal resources, and, more particularly, the “Raft River project,” the development of which is our principal focus (please see the more detailed discussion of our business starting at page 17 for more information about the Raft River project).

GTH is still a development stage company and has produced no revenues to date.

The Offering

Shares offered:	Up to 19,025,285 shares of common stock are to be offered by the selling security holders as follows:

• 12,922,693 of which are currently issued and outstanding;
• 6,102,592 of which will be issued upon exercise of our outstanding warrants and options.

Use of proceeds:	We will not receive any of the proceeds from the sale of shares of common stock offered in this prospectus, other than the exercise price, if any, to be received upon exercise of warrants and options.

Summary Historical Financial Data

The summary historical financial information presented below has been derived from our financial statements for each of the years ended March 31, 2004 and 2003. We are providing historical financial data from the incorporation of Geo-Idaho in February 2002. All financial information in this prospectus is in US dollars unless otherwise noted.

	YEARS ENDED MARCH 31,
	2004	2003
STATEMENT OF OPERATIONS DATA:	AUDITED

Revenues	Nil	Nil

Total expenses	$439,484	$164,909

Net loss	$(436,001)	$(164,909)

Net loss per share	$(0.05)	$(0.03)

Weighted average number of shares-basic and diluted	7,197,569	5,939,992

	AS OF MARCH 31
BALANCE SHEET DATA:	2004	2003
	AUDITED

Cash and cash equivalents	$870,513	$29,729

Working capital	$692,948	$79,106

Total assets	$1,373,831	$384,664

Stockholders' equity (deficit)	$1,188,366	$347,541

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should consider the following factors, in addition to the other information contained in this prospectus, in evaluating our business and proposed activities before you purchase any shares of our common stock. You should also see the section on Forward-Looking Statements immediately following these Risk Factors regarding risks and uncertainties relating to us and to forward looking statements in this prospectus.

Risks Relating To Our Business

Our ability to continue as a going concern is uncertain.
Our financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We have a need for substantial funds to develop our geothermal properties. We have financed our activities to date using private debt and equity financings, and we have no line of credit or other financing agreement providing borrowing availability with a commercial lender. Our ability to continue as a going concern is dependent upon adequate sources of capital and the ability to sustain positive results of operations and cash flows sufficient to continue to explore for and develop our geothermal assets.

All the foregoing lead to questions concerning our ability to meet our obligations as they come due. There is no assurance that the carrying amounts of our assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. GTH is in a development stage and there is no assurance, at this time, that we will procure a long term power purchase agreement or the associated equity and/or debt financing required to build and commission a geothermal electrical power generation facility.

We have a limited operating history, have incurred losses to date, and cannot give any assurance that we can ever attain profitability.
Our company has been engaged in limited activities in the geothermal business since Geo-Idaho’s incorporation in February 2002. As a result of our brief operating history, our operating results from historical periods are not readily comparable to and may not be indicative of future results. We have not generated revenues from operations to date, and cannot give any assurance that we will be able to generate revenues in the future. For the years ended March 31, 2003 and 2004, we incurred net losses of ($164,909) and ($436,061), respectively. At March 31, 2004, we had an accumulated deficit of ($1,009,136). We expect to incur losses for at least the next 24 months. We cannot give you any assurance that we will soon make a profit or that we will ever make a profit. To achieve profitability, we must, among other things, procure a long-term power purchase agreement from an investment grade utility, and obtain financing to build and commission a geothermal electrical power generation facility.

Our future performance depends on our ability to establish that the geothermal resource is economically exploitable.
Geothermal resource exploration and development involves a high degree of risk. The independent accountants' report on our financial statements as of and for the year ended March

31, 2004 includes an explanatory paragraph, which states that GTH has not yet determined whether its properties contain economically recoverable geothermal reserves. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable reserves. Until the balance of the development program is completed and an independent reserve appraisal undertaken, the potential of the Raft River property is undetermined.

We have a need for substantial additional financing and will have to significantly curtail or cease operations if we are unable to secure such financing.
At March 31, 2004, we had a cash position of $870,513. We require substantial additional financing to fund the cost of continued development of the Raft River project and other operating activities, to acquire the remaining ownership of property making up the project, and to finance the growth of our business, including the construction and commissioning of a power generation facility. If further funding is not obtained by December 31, 2004, we may be required to significantly curtail or cease operations. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current shareholders may occur and new investors may get rights that are preferential to current shareholders. Alternatively, we may have to bring in a joint venture partner to fund further development work, which would result in reducing our interest in the project.

It is very costly to place geothermal resources into commercial production.
If a commercial geothermal resource is established in respect to the Raft River project, before the sale of any power can occur, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. We have estimated these costs to be around US $30,000,000. To fund expenditures of this magnitude, we may have to find a joint venture participant with substantial financial resources. There can be no assurance that a participant can be found and, if found, it would result in GTH having to substantially reduce its interest in the project.

If we are unable to enter into a long-term power purchase agreement or a power distribution agreement to deliver our power, we will be unable to distribute power and generate revenues.
Once our reserves are established, our strategy is to enter into a long-term power purchase agreement from an investment grade utility, which we anticipate will allow us to obtain financing to build and commission a geothermal electrical power generation facility. If our power purchase agreement does not provide access to a power distribution grid, we will also need to enter into an agreement with a power distribution network. Even if our reserves are established, we cannot assure you that we will be able to negotiate, execute and maintain favorable power purchase or distribution agreements.

We may not be able to manage our growth.
Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend in part on our ability to successfully integrate the operational, financial and administrative functions of Raft River and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur additional debt to fund our business, the risks significant debt levels pose will increase.
We will need to procure significant additional financing to construct, commission and operate a power plant at Raft River in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt, this would expose GTH to additional risks including, among others, the following:

•             a portion of our cash flow from operations would be used for the payment of principal and interest on our indebtedness and would not be available for financing capital expenditures or other purposes;

•             our level of indebtedness and the covenants governing our indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain activities or financing options may be limited or prohibited under the terms of agreements relating to such indebtedness;

•             our level of indebtedness may make us more vulnerable to defaults by the purchasers of electricity or in the event of a downturn in our business because of our fixed debt service obligations; and

•             the terms of agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of such agreements were not satisfied, the lenders would be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness, which would likely include our interest in the project.

In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of outstanding principal and interest on such indebtedness.

The success of our business relies on retaining our key personnel.
We are dependent upon the services of our President and Chief Executive Daniel J. Kunz, our Chief Operating Officer, Douglas J. Glaspey and our Chief Financial Officer, Ronald P. Bourgeois. The loss of any of their services could have a material adverse effect upon us. GTH has executed employment agreements with these persons but does not have key-man insurance on any of them.

Our development activities are inherently very risky.
The risks involved in the development of a geothermal resource cannot be over-stated. The development of a geothermal resource is such that there cannot be any assurance of success. Exploration costs are not fixed, and the resource cannot be relied upon until substantial development has taken place, which entails high exploration and development costs. The costs of development drilling are subject to numerous variables which could result in substantial cost overruns. Drilling for geothermal resource may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we would experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that wells drilled will not be productive, hazards such as unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks are inherent in geothermal exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. We do not fully insure against all risks associated with our business either because such insurance is not available or because the cost of such coverage is considered prohibitive. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our financial condition and results of operations.

The impact of governmental regulation could adversely affect our business.
Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. In addition, our operations are subject to complex environmental laws and regulations adopted by federal, state and local jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge such materials into the environment in any of the following ways:

  from a well or drilling equipment at a drill site;

  leakage from gathering systems, pipelines, power plant and storage tanks;

  damage to geothermal wells resulting from accidents during normal operations; and

  blowouts, cratering and explosions.

In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by such former operators.

Industry competition may impede our growth.
The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business. We compete in areas of pricing, grid access and markets. The industry in the Pacific Northwest, in which the Raft River project is located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent producer may be based on a number of factors and not solely on pricing and surety of supply.

Claims have been made that some geothermal plants cause seismic activity and related property damage.
There are approximately two dozen geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. There are significant issues whether the plant operators are liable, and to date no court has found in favor of such claimants. Even if liability is imposed on operators in the Anderson Springs area, we do not believe the area of the Raft River project or our intended operation of a power plant present the same geological or seismic risks.

Changes in wholesale power prices may affect our profitability.
The wholesale power price is beyond our control and subject to significant fluctuations. There is no guarantee that the wholesale power price in effect at any point in time will result in the profitable operation of a geothermal power producer.

There are some risks for which we do not or cannot carry insurance.
GTH may become subject to liability for pollution or other hazards against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons. In particular, GTH is not insured for environmental liability or earthquake damage.

Our officers and directors may have conflicts of interests arising out of their relationships with other companies.
Several of our directors and officers serve (or may agree to serve) as directors or officers of other companies or have significant shareholdings in other companies. Because our executive officers currently serve in only part-time capacities, the extent that such other companies require their services may conflict with the available time or scheduling of services performed for GTH. To the extent that such other companies may participate in ventures in which GTH may participate, the directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. If a conflict of interest arises, a director who has such a conflict will abstain from voting for or against the approval of such a participation or such terms. From time to time several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. Under the laws of the State of Delaware, the directors of GTH would be required to act honestly, in good faith and in the best interests of GTH. In determining whether or not GTH would participate in a particular program and what interest GTH would acquire in it, the directors would primarily consider the degree of risk to which GTH would be exposed and its financial position at that time.

Risks Relating To The Market For Our Securities

There is currently no U.S. public market for our common shares and one may not develop or be maintained.
Our common shares currently have no trading market in the United States. Even though we are registering shares under the Securities Act, our common shares are not listed on any U.S. exchange or over-the-counter market. We intend to seek to have a trading market for our common shares develop in the United States, but there can be no assurance that we will be successful in this regard. We do not meet the requirements to have our common shares included in any NASDAQ trading system or listed on any national securities exchange. However, we do intend to seek to have our shares quoted on the NASD OTC Bulletin Board. In order to do so, a broker-dealer in securities in the United States may be required to file with the NASD a notice that will enable the broker-dealer to enter quotations for our common shares on the OTC Bulletin Board. There can be no assurance that a broker-dealer will agree to file such a notice or, if filed, that quotations will be accepted on the OTC Bulletin Board. Further, there can be no assurance that if a broker-dealer commences to enter bid and asked quotations for our common shares on the OTC Bulletin Board that a viable and active trading market will develop. There can be no assurance that any market will develop for our shares, or that there will be a sufficient market so that holders of common shares will be able to sell their shares, or the price at which holders may be able to sell their shares. Future trading prices of the common shares will depend on many factors, including, among others, our operating results and the market for similar securities.

A significant number of shares of our common stock will become eligible for sale upon the effectiveness of the registration statement of which this prospectus forms a part, which could have an adverse effect on the market price for our common stock and could adversely affect our ability to raise needed capital.
A significant number of shares will become saleable upon effectiveness of the registration statement of which this prospectus is a part. Currently, the number of shares in the public float on the TSX Venture Exchange is 7,146,900. The market price for our common stock could decrease significantly at such time and our ability to raise capital could be adversely affected.

Vulcan Power Company holds approximately 14% of the outstanding shares of our common stock and has the option to acquire an additional 11%, and accordingly could have significant influence over the outcome of all matters submitted to the shareholders for approval, which influence may be exercised to the detriment of other shareholders.
Vulcan Power Company presently owns 1,755,156 shares of our common stock, representing approximately 14%, and has warrants to purchase an additional 2,420,217 shares of our common stock, representing approximately an additional 11% of our outstanding shares of common stock. Accordingly, Vulcan Power has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors.

We do not anticipate paying dividends on our common stock.
We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We intend to follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

The possible issuance of substantial amounts of additional shares without shareholder approval may dilute the percentage ownership of our shareholders.
There are 12,922,693 shares of our common stock outstanding and 6,102,592 shares of common stock issuable upon exercise or conversion of outstanding options and warrants. There are 100,000,000 shares of our common stock authorized for issuance. All of our authorized shares in excess of those currently outstanding may be issued without any action or approval by our shareholders and may dilute the percentage ownership of our current shareholders.

Because the public market for shares of our common stock is limited, you may be unable to resell your shares of common stock.
There is currently only a limited public market for our common stock on the TSX Venture Exchange, and no public market in the United States, and you may be unable to resell your shares of common stock. Even though we intend to list our common stock on the Over-the Counter Bulletin Board, the development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our shareholders.
The market for our common stock is highly volatile. The trading price of our common stock on the TSX Venture Exchange is (and if and when listed on the OTC is anticipated to be) subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

Our common stock will be considered to be a “penny stock,” which may make it more difficult for investors to sell their shares.
Our common stock will be considered to be a “penny stock.” The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

•             deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

•             provide the customer with current bid and offer quotations for the penny stock;

•             explain the compensation of the broker-dealer and its salesperson in the transaction;

•             provide monthly account statements showing the market value of each penny stock held in the customer’s account; and

•             make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock and investors may find it more difficult to sell their shares.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include “forward-looking statements.” Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of such terms or the negative of such terms. Potential risks and uncertainties include, among other things, such factors as:

•             our access to debt and equity capital and the availability of joint venture development arrangements,

•             our business strategy,

•             our ability to enhance and maintain production from existing wells and successfully develop additional producing wells,

•             our ability to procure a long-term power purchase agreement,

•             our statements about quantities of electrical generation, continuing production rates of those levels, estimated or proved geothermal resources, and borrowing availability based on proved resources,

•             our ability to attract and retain qualified personnel, and

•             the other factors and information disclosed and discussed under “Risk Factors” above.

Investors should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PRICE RANGE OF COMMON STOCK

Our common shares are traded on the TSX Venture Exchange under the symbol GTH. Our common shares are not currently traded on any United States stock exchange or in the over-the-counter market in the United States, and, accordingly, there is currently no public market for our common shares in the United States.

The following sets forth information relating to the trading of GTH shares on the TSX Venture Exchange. The trading prices reflect the reverse stock-split on a 5 to 1 basis which was effected December 19, 2003. The trading of GTH shares was halted on April 3, 2002, prior to the announcement of the acquisition of Geo-Idaho. The last trade of shares of GTH prior to the halt was at CDN $0.80 per share ($0.16 pre-consolidation). Trading resumed on December 22, 2003 with the initial trade not occurring until January 5, 2004.

BID PRICES

2002	HIGH	LOW

	(CDN)	(CDN)
First Quarter	$1.00	$0.15
Second Quarter	$1.00	$0.75
Third Quarter	n/a	n/a
Fourth Quarter	n/a	n/a

2003

	(CDN)	(CDN)
First Quarter	n/a	n/a
Second Quarter	n/a	n/a
Third Quarter	n/a	n/a
Fourth Quarter	none	none

2004
	(CDN)	(CDN)
First Quarter	$0.54	$0.90
Second Quarter	$0.70	$1.05
July 1	$0.94	$1.00

As of July 1, 2004, we had approximately 255 stockholders of record.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered in this prospectus, other than the exercise price, if any, to be received upon exercise of the warrants and options. We will pay substantially all of the expenses related to the registration of the securities.

DIVIDEND POLICY

We have never paid and do not intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.

THE COMPANY AND ITS BUSINESS

Business Development

U.S. Geothermal Inc.(or “GTH”) is a Delaware corporation. GTH was originally incorporated in the province of British Columbia, Canada, under the name “Mango Resources Ltd.” on September 14, 1987. On October 7, 1999, the Company changed its name from “Mango

Resources Ltd.” to “Consolidated Mango Resources Ltd.” and its share capital was consolidated on the basis of five pre-consolidation common shares for one post-consolidation common share.

On March 10, 2000, GTH completed a plan of arrangement (the “Arrangement”) under the Company Act (British Columbia) with U.S. Cobalt Inc., a private Colorado corporation incorporated in April 1998 (“USC Colorado”), pursuant to which GTH continued its jurisdiction of incorporation from the Company Act (British Columbia) to Delaware under the Delaware General Corporation Law, and changed its name from “Consolidated Mango Resources Ltd.” to “U.S. Cobalt Inc.” In conjunction with the Arrangement, our authorized capital was changed from 100,000,000 common shares without par value to 100,000,000 shares of common stock with a par value of US $0.001 per share. GTH owns 100% of USC Colorado, which is inactive.

Historically, GTH had operated in the resources sector and held interests in various properties. In March of 2002, GTH determined it would focus its business efforts on renewable, “green” energy projects. The opportunity to be involved in the geothermal business as presented by Geo-Idaho was attractive to GTH’s board of directors and subsequently approved by its shareholders.1

In December 2003, we acquired Geo-Idaho through the merger of Geo-Idaho with a wholly-owned subsidiary, EverGreen Power Inc., an Idaho corporation formed for that purpose. Geo-Idaho is the surviving corporation and the subsidiary through which GTH conducts operations. As part of this acquisition, we changed our name to U.S. Geothermal Inc. Geo-Idaho was incorporated in February 2002 as an Idaho corporation. Because the former Geo-Idaho shareholders became the majority holders of GTH, the transaction is treated as a “reverse takeover” for accounting purposes.

Geo-Idaho was formed as an Idaho corporation in February 2002. On March 5, 2002, Geo-Idaho entered into a letter agreement with Vulcan Power Company, pursuant to which Geo-Idaho agreed to acquire from Vulcan all of the real property, personal property and permits that comprised Vulcan’s interest in the Raft River project. We generally refer to Vulcan’s real and personal property interests as the “Vulcan Property”. On December 3, 2002, the letter agreement was replaced by a formal agreement with Vulcan (the “Vulcan Agreement”) which provided for the acquisition of 100% of the Vulcan Property upon the fulfillment of various conditions. As of February 17, 2004, GTH had acquired a 75% undivided interest in the property, and can acquire the remaining 25% interest for a payment of $125,000 at any time prior to construction of the initial power plant.

Business

Geo-Idaho was incorporated for the sole purpose of acquiring one or more geothermal projects and more particularly, entering into the agreement with Vulcan Power Company to acquire a 100% interest in the Raft River project. Prior to the incorporation of Geo-Idaho, its founding shareholders had been actively pursuing a potential acquisition of a geothermal project in Idaho since early 2001. The company acquired Geo-Idaho in order to pursue geothermal energy

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1 Messrs. Glaspey, Kunz and Larkin were each directors, officers and shareholders of both Geo-Idaho and GTH. An independent fairness opinion was provided to GTH by MCSI Consulting Services Inc., an independent firm of corporate finance advisors. A copy of the opinion is available upon written request of the company.

development, and particularly the development of the Raft River project. Since the acquisition of Geo-Idaho, GTH has continued to seek and acquire additional property interests with geothermal resources.

Geothermal Energy

Geothermal energy is natural heat energy stored within the earth’s crust at accessible depth. In certain areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

There are four major components (or factors) to a geothermal resource:

1.	heat source and temperature – The economic viability of a geothermal resource is related to the amount of heat generated. The higher the temperature, the more valuable the geothermal resource is.

2.	fluid – A geothermal resource is commercially viable only when the system contains water and/or steam as a medium to transfer the heat energy to the surface.

3.	permeability – The fluid present underground must be able to move. In general, significant porosity and permeability within the rock formation are needed to create a viable reservoir.

4.
depth – the cost of development increases with depth, as does resource temperatures. Closeness of the reservoir to the surface is therefore a key factor in the economic valuation of a geothermal resource.

Exploration. In order to assess the potential of a geothermal resource, a variety of geological, geochemical and geophysical investigation techniques are employed. For example, subsurface temperatures are measured by drilling; detailed gravity and magnetic measurements yield models of the underground geologic structure; and measurements of the earth’s electrical resistivity assist in defining possible zones of hot water and/or the hydrothermally altered rocks that typically overlie a thermal aquifer.

Production. The energy necessary to operate a geothermal power plant is typically obtained from at least several production wells which are drilled using established technology similar to that employed in the oil and gas industry. Production wells are typically located within one mile of the power plant. Wells are also needed to inject most of the spent and cooled geothermal water back underground.

Geothermal Power Plants. Geothermal power plants fall into two general categories. A direct-steam plant uses steam directly (either from dry steam wells or separated from water under pressure) to drive turbines connected to generators. A binary power plant uses a heat transfer system to transfer the heat energy from hot water (and/or steam) to a working fluid with a lower boiling temperature than water. Binary systems are mostly employed at medium-grade resources (with temperatures below about 180°C). Some projects employ combinations of direct-steam and binary systems.

Environmental Benefits. Geothermal energy is a clean renewable energy with almost zero emission of greenhouse and acid-rain gases. Practically no waste is generated in a binary power plant such as that planned at the Raft River project. After extraction of heat energy from geothermal fluids, all remaining gases and liquids are re-injected to the ground. Geothermal energy projects involve minimum disturbance to the surface and the underground rock formation.

The Raft River Project

Location and Property Description of Raft River Project.

The Raft River project is located in south-central Idaho, approximately 55 miles southeast of Burley, the county seat of Cassia County. Burley has a population of 8,300 and is the local agricultural and manufacturing center for the area, providing a full range of light to heavy industrial services. A commercial airport is located 90 miles to the northeast in Pocatello, Idaho. Pocatello, population 53,000, is a regional center for agriculture, heavy industry (mining, phosphate refining), technology and education with Idaho State University. Malta, a town with a population of 180, is 12 miles north of the project site where basic services, fuel, and groceries are available. Year-round access to the project from Burley is via Interstate Highway 84 south to State Highway 81 south, then east on the Narrows Canyon Road, an improved county road.

The Raft River project currently consists of five parcels (generally referred to as the Vulcan Property, the Crank Lease, the Newbold Lease, the Jensen Lease and the Jensen Investments Lease) comprising 560 acres of fee land and 3,179.25 acres of contiguous leased geothermal rights located in Sections 23, 24, 25, 26, 27, 28, 33, 34 and 35, Township 15 South, Range 26 East Boise Meridian, and Sections 17, 18, 19, 29, and 30, Township 15 South, Range 27 East Boise Meridian, Cassia County, Idaho. All parcels are defined by legal subdivision or by metes and bounds survey description. The five parcels are as follows:

The Vulcan Property. The Vulcan Property includes both surface and geothermal rights and consists of two units. The first unit has a total area of 240 acres and is comprised of the East half of the South-East quarter of Section 22, plus the South-West quarter of Section 23, Township 15 South, Range 26 East Boise Meridian. Three geothermal wells (RRGE-1, RRGP-4 and RRGP-5) are located on this parcel. The second unit has a total area of 320 acres, and is comprised of the South half of the North-West quarter, the South half of the North-East quarter, and the entire South-East quarter of Section 25, Township 15, South, Range 26 East Boise Meridian. Three additional geothermal wells (RRGE-3, RRGI-6 and RRGI-7) are located on this parcel. A fourth well, RRGE-2, although located on the property covered by the Crank lease, was acquired by the company as part of its purchase of the Vulcan Property.

The Crank Lease. The Crank lease covers 160 acres of geothermal rights, with right of ingress and egress. The lease is comprised of the NE quarter of Section 23, Township 15 South, Range 26 East Boise Meridian. The lease has a primary term of 5 years and is extended indefinitely so long as production from the well or from the geothermal field is maintained.

The Newbold Lease. The Newbold lease covers 20 acres of both surface and geothermal rights. The lease is comprised of the NE quarter of Section 23, Township 15 South, Range 26 East Boise Meridian. The lease has a primary term of 10 years and is extended indefinitely so long as production from the geothermal field is maintained.

The Jensen Lease. The Jensen lease covers 2,954.75 acres of geothermal rights only. It is contiguous with the Vulcan property and the Crank lease with land parcels located in Sections 24, 25, 26, 27, 33, and 34, Township 15 South, Range 26 East Boise Meridian, and in Sections 18, 19, 20, 29, and 30, Township 15 South, Range 27 East Boise Meridian.

The Jensen Investments Lease. The Jensen Investments lease covers 44.5 acres of surface and geothermal rights in Section 35, Township 15 South, Range 26 East Boise Meridian, and is contiguous with the Jensen lease. The lease has a primary term of 10 years and is extended indefinitely so long as production from the geothermal field is maintained.

Lease/Royalty Terms

The four leased parcels (the Crank lease, the Newbold lease, the Jensen lease and the Jensen Investments lease) have production royalties payable under the following terms:

(a)	Energy produced, saved and used for the generation of electric power, which is then sold by lessee, has a royalty of ten percent (10%) of the net proceeds.
(b)	Energy produced, saved and sold by lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value.
(c)	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

In addition, the following lease and other royalty terms apply to the individual leases:

The Crank Lease. Advanced production royalties are payable under the Crank lease as follows:

  On signing: US $5,000

  Year 2: US $10,000

  Year 3: US $10,000

  Year 4: US $15,000

  Year 5: US $15,000

The advanced production royalties can be credited toward production royalties owed. During commercial production, there is a minimum annual production royalty of US $18,000.

The Newbold Lease. The Newbold lease has a primary term of 10 years and is extended indefinitely so long as production from the geothermal field is maintained. Lease payments are as follows:

  Years 1-4: $10.00 per acre.

  Years 6-10: $15.00 per acre

The Jensen Lease. The Jensen lease has a primary term of 10 years and is extended indefinitely so long as production from the geothermal field is maintained. Lease payments are as follows:

  Years 1-5: US $2.50 per acre (Year 1 paid on signing)

  Years 6-10: US $3.00 per acre

The Jensen Investments Lease. The Jensen Investments lease has a primary term of 10 years and is extended indefinitely so long as production from the geothermal field is maintained. Lease payments are as follows:

  Years 1-5: US $2.50 per acre

  Years 6-10: US $3.00 per acre

All of the lease payments are current through June 1, 2004.

History of the Raft River Project2

A geothermal resource in the Raft River valley was first identified before 1950 at two shallow agricultural wells which produced boiling water (the “Crank” well and the “Bridge” well). Interest in exploring and developing the geothermal resource of the Raft River valley began in the early 1970s, first by the U.S. Geological Survey, which undertook reconnaissance geochemical and geological work in 1972. One of the most significant results of this work was that chemical geothermometry of samples from the two boiling wells indicated a resource temperature of about 300°F.

In 1971, the Raft River Rural Electric Cooperative began preliminary investigations into the

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2 Much of the historical information set forth is from the August 2002 report of GeothermEx Inc. “Technical Report On The Raft River Geothermal Resource, Cassia County Idaho.” A copy of the report is available from GTH on written request.

possibility of generating electric power from this resource. Supported by the U.S. Energy Research and Development Administration (ERDA), the predecessor to the U.S. Department of Energy (DOE), investigations focused on using binary technology, which was experimental at that time, to generate electric power. In late 1973, the U.S. Geological Survey began an integrated geological, geophysical, geochemical and hydrological analysis of geothermal resources in general, and the Raft River geothermal resource specifically. Drilling activities in the Raft River area included 34 auger holes of 100-foot depth, an offset to the Bridge well (one of the two shallow boiling wells mentioned above), and five core holes (also referred to as “intermediate holes”) ranging in depth from 250 to 1,423 feet. These core holes were drilled to provide information to test geophysical interpretations of the subsurface structure and lithology, and to provide hydrologic and geologic data on the shallow part of the geothermal system.

The next phase of drilling consisted of seven deep, full-diameter wells: RRGE-1, RRGE-2, RRGE-3, RRGP-4, RRGP-5, RRGI-6 and RRGI-7. These were completed during 1975 to 1978, and were the subject of extensive testing. All of these wells are located on the lands comprising the Raft River project.

Well RRGE-1 was located between the Bridge and Crank wells, and targeted the Bridge Zone (an inferred north-northeast-trending fault zone in the area near the boiling shallow wells) at depth. Completed in April 1975, the well was a success, although there was no evidence that it had penetrated a fault. Well RRGE-2, located about 3,000 feet northeast of RRGE-1, also targeted the Bridge Zone, but deeper, in the basement rock. Completed in June 1975, it too was a successful producer, but again, there was no evidence of fault penetration. These two wells were flow tested for several months, and RRGE-2 was injection tested. After the injection testing, well RRGE-2 was deepened by about 500 feet in March 1976.

Further investigation of the postulated Bridge Zone was dropped in 1976; instead, the focus of drilling shifted to evaluating the extent and capacity of the geothermal reservoir. Well RRGE-3, located more than a mile southeast of RRGE-1, was drilled for this purpose and was deliberately side-tracked three times (legs A, B, and C), with modest displacements (< 500 feet) of the bottomhole locations relative to the surface location in all three legs. The purpose of drilling the side-tracks was to determine if additional production could be obtained from a multi-legged well at less cost than drilling an additional well or wells; however, the flow rate from the three legs was lower than that of either of the first two wells. The well was completed in May 1976.

The fourth well was to be an injection well, and was therefore named RRGI-4. Located about 1,800 feet south of well RRGE-1, this well was completed in May 1977. Seven monitoring wells (MW-1 through MW-7) were drilled to depths ranging from 500 to 1,300 feet in 1978. Injection testing of well RRGI-4 in early 1978 revealed a hydraulic connection to nearby monitoring wells (MW-1, USGS-3 and the BLM Offset of the Bridge well). In November 1978, RRGI-4 was deepened and completed as a producer with two legs, and its name was changed to RRGP-4. However, it produced only a small amount of fluid under artesian flow.

The next well to be drilled was RRGI-6, located about 3,500 feet E of well RRGE-3. Completed in May 1978, this well was a moderately successful injector. Moving back to the eastern flank of the Jim Sage Mountains, the next well to be drilled was RRGP-5, located about 2,800 feet southwest of RRGE-1. The target for this well was the Bridge Zone or the Horse Well Zone (a second north-northeast-trending structure closer to the mountains). Completed in September 1978, this well produced artesian flow at lower rates than RRGE-1 or RRGE-2.

Finally, well RRGI-7 was completed in August 1978. RRGI-7 is located about 2,000 feet southwest of RRGI-6, and achieved similar results.

In 1979, well RRGP-4 (leg B) was hydraulically fractured; this apparently improved its production rate somewhat. A fracture treatment was also performed on well RRGP-5 in November 1979.

Limited testing was undertaken during or immediately after the drilling of each well; however, these tests were not instrumented and few data are available. All of the production wells were artesian, and self- flow tests of each well were conducted to enable later pump tests to be designed. Pulse tests (a series of tests of each well at different flow rates for relatively short duration, with pressure recovery recorded between each rate step) were also conducted by pumping. Longer-term pump tests were also conducted, using either submersible or line-shaft pumps. Relatively short-term injection tests were conducted. Finally, interference tests, in which one or more wells were produced while pressure data were collected in monitoring wells, were conducted.

Based on the early drilling results from RRGE-1 and RRGE-2, design of a 5 MW binary pilot power plant began in 1976 and was completed by the end of 1978. Plant construction began in August 1979 and was completed in September 1981. The plant was operated in September, October and November 1981. Repairs and modifications were then made, and the plant operated again from March 1982 through June 1982. The output of the plant was about 4 MW, and the project confirmed the technical feasibility of binary plant operation with a geothermal fluid source. Wells RRGE-1, RRGE-2 and RRGE-3 were used to supply the plant during its periods of operation, while wells RRGI-6 and RRGI-7 were used for injection. Fluid from well RRGP-5 was used to heat the flow lines after long periods of shut-down. After an expenditure of nearly US $40,000,000, the entire project was officially shut down at the end of September 1982.

Raft River Production Wells

Well Number	Depth	Bottom Hole Temperature ºC
RRGE – 1	4,989	147
RRGE – 2	6,543	148
RRGE – 3	5,917	149
RRGP – 4	5,099	143
RRGP – 5	4,911	133

As described above, in the 1970s and early 1980s, the Raft River area, including the Raft River project, was under development by agencies of the United States government, beginning with ERDA and concluding with the successor organization to ERDA, the DOE. U.S. government-sponsored activities at Raft River concluded in 1982. In 1983, Hydra-Co Enterprises, a firm based in Syracuse, New York, purchased the Raft River geothermal site and associated equipment, and moved the geothermal power plant to the Brady’s Hot Springs geothermal field in Nevada. Hydra-Co sold the property in l993 to Vulcan. Vulcan did not perform any work on the property.

Work Completed by GTH

In February 2002 GeothermEx, Inc. was engaged to prepare an appraisal of the geothermal well field located on the Vulcan property. According to the GeothermEx appraisal, the replacement cost of the geothermal well field assets is estimated to be US $9,529,800.00. Well RRGE-2 had an estimated replacement value of US $1,797,600, resulting in a total replacement value for the Raft River well field of US $11,327,400.3

Additional geothermal leases have been negotiated with landowners adjacent to the Vulcan property and the four leases described above were signed. The Crank lease covers 160 acres of geothermal rights under a production steam well (RRGE-2) that is part of the Vulcan Property and was drilled by the Department of Energy during its tenure on the site. The Newbold lease covers 20 acres of geothermal rights in the area, the Jensen lease covers 2,954 acres of geothermal rights in the area, and the Jensen Investments lease covers 44.5 acres of both surface and geothermal rights.

GeothermEx, Inc. was again hired in May 2002 to prepare the technical report for the Raft River project previously referred to. A detailed review of all available technical data available for the site was undertaken and a comprehensive report was completed in August 2002. GeothermEx. also estimated energy reserves using a US Geological Survey volumetric reserve estimation method. The reserve calculation estimated the most likely MW capacity for the project is 15.6 MW per square mile, and that there is a greater than 99% probability that at least 10MW of reserves exist per square mile. The nearly 6 square miles of geothermal rights controlled by GTH may amount to as much as 90MW if the entire leasehold proves as productive as the area developed to date. Finally, GeothermEx concluded that if all five existing production wells can be restored to full productivity, it should be possible to supply a 14 to17MW(net) power plant with the addition of one to three new injection wells. A 30MW(net) plant could be supported by a total of 9 to 10 production wells and 7 to 9 injection wells.

A Department of Energy Geothermal Resource Exploration and Definition II (GRED II) cost-sharing grant was awarded to Geo-Idaho in September 2002. The grant request, “Resource Confirmation Testing and Demonstration of Generating Capacity, Raft River Project, Cassia County, Idaho”, covered the phase one well testing program as recommended by GeothermEx. The total phase one program cost which qualified for the grant is US $265,096.00 of which 80 percent (US $212,077) will be reimbursed by DOE to GTH.

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3 A copy of the GeothermEx appraisal is available upon written request of the company.

GeothermEx also reviewed a cash flow model prepared by GTH for a single 10 MW power facility, and, based on its review, estimated the net present value of such a project with a 25-year lifetime to be US $1,224,000, net of projected capital and based on a selling price of US $0.05 per kilo watt hour of electricity. This geothermal energy reserves report is also available for review upon request of the company.

In early June, 2003, the wellhead valves on the production and injection valves were overhauled and lubricated in preparation for well investigation operations. A high temperature video camera was lowered down in to each well to conduct a downhole camera investigation and inspection of the integrity of the wellbore and determine, if possible, whether the wells were open. The video inspection revealed that four of the production wells had Baker Packers with flapper valves installed downhole to restrict artesian flow and that two of the four wells had either debris or flow stingers left in the wells. One well, RRGE-2, could not be entered due to the master valve not closing. The two injection wells and production well RRGE-4 were inspected to full depth and found to be open and in good condition.

Due to the discovery of the Baker Packers and the debris, flow testing could not be accomplished without either the removal of the packers or placement of new stingers to open the flapper valves. An updated plan was submitted to the Department of Energy GRED II program to resolve the packer and debris problems and prepare the wells for flow testing. The amended plan was approved by DOE on September 15, 2003, with a total budget of $396,521. GTH will be reimbursed for 80% of the budget (estimated at approximately $317,217). Subsequently, the program was expanded to include an interference test, which helps determine the impact of production pumping on the well field as a whole, and the GRED II program cost was increased to approximately $700,000 with a plan of phased expenditures.

The well workover program began on April 13, 2004, and by May 14 had successfully removed the debris, placed new stingers, and prepared all of the production wells for flow testing. Flow testing and the downhole investigation (pressure and temperature surveys) began on May 18 and was completed on June 21. Each production well was allowed to self- flow for 24-48 hours while fluid flow, temperature and pressure measurements were collected. Preliminary data from the testing program indicates that the wells are in producible condition and should be useable for the production of electricity. The collected flow test data will be examined by GeothermEx Inc. to determine the potential production flow available from the existing well field as part of a resource utilization study.

Under federal law, GTH is considered to be a Qualifying Facility (QF). GTH is in the process of negotiating a power purchase agreement with Idaho Power Company for a 10 MW power project. The contract would have a 20 year term and the electricity price would be determined by the Idaho Public Utility Commission (IPUC) under federal PURPA law. In Idaho, for QF projects of 10 MW or less the IPUC prices power using an “avoided cost rate” that is calculated based on the full cost of power as if the utility were to build a 230 MW combined cycle, natural gas fired power plant.

In addition, on March 22, 2004, GTH submitted a proposal to PacifiCorp for a 20 MW power plant as part of a renewable energy request for proposals. PacifiCorp is seeking 1400 MW of renewable energy for their utilities operating in the Pacific Northwest and western states. PacifiCorp is in the process of evaluating all of the proposals submitted, and is expected to announce a short list of candidates by the end of the 3rd quarter 2004. GTH has also submitted a 30 MW, unsolicited proposal to sell power to the Bonneville Power Administration.

A point-to-point transmission request was submitted to Bonneville Power Administration – Transmission for 30 MW of transmission capacity on the 138 kV transmission line that crosses the Raft River property. This request provides the transmission required to deliver power to Idaho Power Company at the Minadoka substation approximately 40 miles north of the project site. Bonneville Power Administration is preparing an interconnect study for the project, which will determine the equipment requirements and cost for our power plant to connect to the transmission system at the Bridge substation, approximately 1.5 miles from the plant site.

Development Program

Resource Utilization Planning. Data from the downhole investigation and well flow testing will be used to estimate the generating potential of both the resource and the existing wells and to develop a preliminary design for a power plant and gathering system. This information will also determine or identify (1) if any wells need a workover, (2) if any additional production and/or injection wells will be needed to support the initial 10MW commercial power plant development, (3) whether interference or injection testing is required, and (4) potential operational constraints. If the results of the resource utilization plan confirm that the existing well field is capable of producing 10 Megawatts net of power and there are no other operational constraints identified, then engineering and EPC contracts (see below) can proceed. If the results indicate that operational constraints exist and additional testing and development is required, then the time table for development will be delayed in order to complete the test work and development work.

Engineering / EPC Contract. The results of the resource utilization program will be used as the basis for a request for proposals from engineering and/or engineering-procurement-construction (“EPC”) contractors.

Power Purchase Agreement. GTH expects to sign a power purchase agreement (“PPA”) by the end of the 3rd quarter 2004 with either the Idaho Power Company or PacifiCorp. The power purchase agreement will form the basis for the economic development of the Raft River project and allow for the arrangement of a financing package to construct the facilities, including the power plant.

Transmission / Interconnect Agreement. The interconnect study is underway and the negotiation of a transmission agreement with Bonneville Power Administration - Transmission will begin in July 2004. We expect these agreements will be finalized by the end of December 2004.

Permitting. Using the permitting report prepared by Kleinfelder, and an internal review of overall permitting requirements, GTH anticipates beginning permitting activities upon the execution of a PPA. Permitting activities will be ongoing throughout the execution of the project. Most of the project is on private ground and GTH believes the project does not require a federal environmental impact statement. During the Department of Energy’s development of the

Raft River project in the early 1980’s, a multi-year survey of land, plant, animal, archeological, weather, and human health survey was undertaken. The DOE published an extensive report in 1982. GTH recently contacted the Department of the Interior Fish and Wildlife Service regarding any plants or animals in the region that are listed as an endangered species, and received a reply stating that there are no threatened or endangered species present at the site.

Project Financing. Discussions are currently taking place with potential lending institutions that specialize in power plant project debt financing, as well as investment banking firms interested in raising the equity portion of the capital cost for the project, and with potential participants who may be interested in utilizing tax credits that may be available to the project. Once a power purchase agreement is signed and the economic terms are fixed, final negotiations will take place with financing institutions for both construction and long term financing.

Potential Acquisitions of Additional Property Interests. GTH continues to seek ownership or leasehold interests in properties that it believes will add to the value of the company’s geothermal resources. It is currently in the early stages of negotiation with a limited liability company that owns a geothermal project in Nevada. GTH has entered into a letter of intent with respect to the acquisition of the Nevada project, which if consummated would be for consideration comprised of cash, stock, royalties and possible executive employment for the Nevada company’s principals. The letter of intent provides for an exclusive dealing period of 60 days, during which the company will conduct due diligence, but is otherwise non-binding.

Interim Financing. Additional working capital will likely be required prior to completion of a power purchase agreement, particularly in connection with acquisitions and development of additional property interests. GTH has entered into an engagement letter with Dundee Securities Corporation of Toronto, Canada, to raise additional capital by way of private placement of securities. The engagement is on a best efforts basis to raise approximately CDN $3,400,000, through the sale of up to 4 million Units at CDN $0.85 per Unit, with each Unit consisting of a share and a warrant to purchase one share for a period of 24 months at an exercise price of CDN $1.25, callable if GTH shares trade at or above CDN $1.65 for at least twenty days. The placement is to be conducted in Canada and other jurisdictions outside of North America in accordance with the exemptions from registration provided by Regulation S, as promulgated under the Securities Act.

Competition

Although the market for different forms of energy is large and dominated by very powerful players, we perceive our industrial competition to be independent power producers and in particular those producers who provide “green “ renewable power. Our definition of green power is electricity derived from a source that does not pollute the air, water or earth. Sources of green power, in addition to geothermal, include wind, solar, biomass and run-of-the river hydroelectric. Green power is a niche sub-market, in which many power purchasers are committed to increasing their investments. Accordingly, the conventional energy producers do not provide direct competition.

In the Pacific Northwest there are currently no geothermal facilities. There exist a number of wind farms, as well as biomass and run-of-the river hydroelectric facilities. However, GTH believes that the combination of greater reliability from geothermal, access to infrastructure for deliverability, and a low "full life" cost will allow it to successfully compete for long term power purchase agreements.

Governmental Approvals and Regulation

GTH is subject to both federal and state regulation in respect of the production, sale and distribution of electricity. Federal legislation includes The Public Utilities Act of 1935 (which has two titles: The Public Utility Holding Company Act ("PUHCA") and the Federal Power Act), as well as the Public Utility Regulatory Policies Act of 1978 ("PURPA") and the Energy Policy Act of 1992 ("EPACT "). Because GTH is defined as an independent power producer under the rules and regulations of the Federal Energy Regulatory Commission ("FERC"), the relevant aspects of federal legislation are that its electrical generating facilities qualify under the policy set forth under PURPA which encourages alternative energy sources such as geothermal, wind, biomass, solar and cogeneration. Additionally, under EPACT, the company is currently exempt from PUHCA legislation regulating rates for electricity on the wholesale level.

The State of Idaho also regulates electricity. The Public Utility law of the State of Idaho (Title 61 of the Idaho Code) grants authority for rules and regulation to the Idaho Public Utility Commission ("IPUC"). Regulated utilities have the exclusive right to distribute and sell electricity within their service area. They may purchase electricity in the wholesale market from independent producers like GTH. The IPUC, in accordance with Federal PURPA legislation has the authority to set the rules and regulations governing the sale of electricity generated from alternative energy sources. Regulated utilities are required to purchase electricity on an avoided cost basis from qualifying facilities. Currently, the IPUC defines such a facility as having a capacity of 10 Megawatts (MW) per hour and a contract term of 20 years. All PURPA contracts in Idaho are subject to the approval of the IPUC. GTH is not required to market any of the electricity that it may generate at Raft River to Idaho utilities; under EPACT, it can transmit and sell its electricity in another state.

GTH will require the approval of various federal, state and local authorities for construction of a geothermal facility at Raft River. These authorities include the U.S. Fish and Wildlife Service, Environmental Protection Agency, Idaho Department of Environmental Quality, Idaho Department of Water Resources, Idaho Bureau of Hazardous Materials, Idaho State Historical Society, Cassia County and the Southern Idaho Regional Solid Waste District. We have retained Kleinfelder Inc. of Boise, Idaho, an independent environmental and regulatory consultant, to advise GTH as to the situs and design for purpose of governmental approvals.

Environmental Compliance

GTH has identified the following environmental issues for which it will have to demonstrate compliance in the construction and operation of a geothermal facility at Raft River: air quality, water quality, water use, threatened and endangered species, wetlands, cultural resources, storm water, hazardous materials, hazardous and solid waste, underground storage tanks and asbestos.

A major portion of the government approval identified in the previous section ("Government Approvals and Regulation") addresses compliance with environmental laws. The relevant legislation includes: Clean Air Act, Endangered Species Act, Clean Water Act, Rivers and Harbors Act, National Historic Preservation Act, National Pollutant Discharge Elimination System, Resource Conservation and Recovery Act, Idaho Solid Waste Facilities Act and the IDAPA Drilling for Geothermal Resource Rules.

We believe that a geothermal facility can be designed, constructed and placed into operation at Raft River that will meet environmental compliance requirements. Because the process of application and approvals have not as yet been initiated, the capital and operating cost of compliance at the federal, state and local levels cannot be determined at this time.

Employees

GTH has five employees including two full time employees. Once a power purchase agreement is executed and financing is obtained, we intend to hire the necessary staff and engage contractors and service providers.

Reports to Securityholders

Upon effectiveness of the registration statement of which this prospectus is a part, we intend to become a reporting company under and subject to the Securities and Exchange Act of 1934, and to file all reports and other information required under that Act. This will include an annual report to securityholders which will include audited financial statements.

Plant and Equipment

Other than minor office equipment located in our executive office, all of our plant and equipment is located at the Raft River project site. Infrastructure on the site includes five geothermal production wells, two injection wells, wellheads, lined drilling sumps, roads, and security fencing. The plant site has a 50' x 95' office/control room building, a 50' x 100' x 30' office/shop maintenance building with a 15-ton overhead crane, and a 300,000 gallon water tank with a 40'x 30' pump house. At the RRGE-1 well site, there is a 40'x 40' x 20' warehouse building and a 50'x 100' office building. Road access and line power is available at all production and injection well sites. A 138 kV transmission line with a designed capacity of 120 MW runs along the northern boundary of the property. The Raft River Rural Electric Cooperative owns the transmission line, and has leased the transmission capacity to the Bonneville Power Administration ("BPA"). GTH has submitted a point-to-point transmission request and has an interconnect study underway with the BPA.

We sub-lease general office space for our executive office in Boise from an affiliate of Daniel Kunz, the company's Chief Executive Officer, at an annual cost of $7,650. The underlying lease is a year-to-year lease that expires on January 31, 2005.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth certain information concerning the current directors, executive officers and significant employees of our company. Each director has been elected to serve until our next annual meeting of stockholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of the board of directors of our company.:

NAME	AGE	POSITION

Daniel J. Kunz	52	Chief Executive Officer, President and Director
Douglas J. Glaspey (1)	51	Chief Operating Officer and Director
John H. Walker	55	Chairman of the Board and Director
Paul A. Larkin (1)	53	Director
Jon Wellinghoff (1)	54	Director
Ronald P. Bourgeois	53	Chief Financial Officer and Secretary
Kevin Kitz	43	Vice President, Development, Geo-Idaho
(1) Member of the Audit Committee.

Daniel J. Kunz is the President and Chief Executive Officer and a director of GTH and the President of Geo-Idaho. He has served as a director of the company since March 2000, and was Chairman of the Board of Directors from March 2000 until December 2003. Prior to the acquisition of Geo-Idaho, he served as a director and the President for that company from February 2002 until the acquisition. Mr. Kunz was an executive of Ivanhoe Mines Ltd. from 1997, and served as its President and Chief Executive Officer from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as Interim President of Jinshan Gold Mines Inc. Mr. Kunz has more than 27 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations, having held key positions in Sonoma Resources Corporation (President & CEO), MK Gold Company (President & CEO) and Morrison Knudsen Corporation (Vice President & Controller, and as CFO to the Mining Group) . Mr. Kunz holds a Masters of Business Administration and a Bachelor of Science in Engineering Science. He is currently a director of several companies publicly traded on the TSX Venture Exchange, including Jinshan Gold Mines Inc., Triumph Gold Corp., Tyner Resources Ltd., and Chesapeake Gold Corp. Mr. Kunz recently resigned as a director of American Gold and Diamond Holdings, Inc., an OTC Bulletin Board listed company, and serves as a director of China Mineral Acquisition Corporation, a privately held company in the process of becoming a publicly traded company. .

Douglas J. Glaspey is the Chief Operating Officer and a director of GTH. He has served as a director of the company since March 2000, and served as its President from March 2000 until the acquisition of Geo-Idaho. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition, and continues to serve as President. From December 1986 to the present, Mr. Glaspey has been a Metallurgical Engineer and Project Manager with Twin Gold Corporation. Mr. Glaspey has 26 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate

of Science in Engineering Science. His experience includes production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. He has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation.

John H. Walker is a director and the Chairman of the Board of directors of GTH. He has held that position since December 2003. He has served (and continues to serve) as Chief Executive Officer of Mihaly International Canada Limited since 1987. Prior to that Mr. Walker was a Senior Advisor to Falconbridge Limited from September 2000 to April 2002; and Managing Director of Loewen, Ondaatje, McCutcheon, from November 1996 to August 2000. Mr. Walker holds a Master of Environmental Studies degree from York University in Toronto. For many years he was an executive with Ontario Hydro where he directed programs in renewable energy and international business development, specifically in respect of thermal power generation. Currently as CEO of Mihaly International Canada Limited, based in Oakville, Ontario, he provides services to development and mining companies, corporations, banks, and insurance companies on a range of issues related to project management, construction, fuel supply, build own operate and transfer, project finance and risk management.

Paul Larkin serves as a director of GTH, a position he has held since March 2000. He has served as Secretary of GTH since December, 2003, and served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until the acquisition. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and the President of Tyner Resources Ltd., a TSX Venture Exchange listed company. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX Venture Exchange: Eventure Capital Corp., Tyner Resources Ltd., and Webtech Wireless Inc.

Jon Wellinghoff is a director of GTH, a position he has held since December 2003. Since November 2000, Mr. Wellinghoff has been an attorney in private practice with the firm of Beckley Singleton of Las Vegas, Nevada. From May 1999 to November 2000, he served as Regional Manager of Noresco, and served as General Counsel with Nevada P.U.C. from May 1998 to May 1999. He was an attorney in private practice from July 1989 until joining Nevada P.U.C. Mr. Wellinghoff has an extensive background in the renewable energy field including, Federal Trade Commission with a focus on renewable energy development. He was the first Nevada Consumer Advocate and wrote the first integrated resource planning acts for Nevada. He has been involved with and advised clients in connection with the negotiation of power purchase agreements with utilities and PURPA issues. Mr. Wellinghoff drafted and advocated the Nevada Renewable Portfolio Standard, and is counsel for other geothermal and renewable power producers.

Ronald P. Bourgeois serves as the company's Chief Financial Officer and as its Secretary. He served as a director of Geo-Idaho from April 2002 until the acquisition. He has served (and continues to serve) as President of Petrodyne Canada Inc. since April 2001. Prior to that he was a private management consultant from 1998 to 2001. Mr. Bourgeois holds a Bachelor of Administrative Studies (Honours) and is a Chartered Accountant. Mr. Bourgeois started his career with PricewaterhouseCoopers and has held various executive positions within the oil and gas industry over the past 25 years. He has specialized in managing complex corporate transactions, the financial analysis and evaluation of prospective capital commitments, establishing investor/client relation programs, and the implementation of strategic corporate transactions. Mr. Bourgeois is also a director of Tyner Resources Ltd., a TSX Venture Exchange listed company.

Kevin Kitz is the Vice President-Development of Geo-Idaho. He is a mechanical engineer with 18 years of geothermal power plant design, construction and operating experience with UNOCAL. He holds a Bachelor of Science in Mechanical Engineering and Material Science, and is a Professional Engineer in California. During his career with Unocal, he was a Production and Operations Engineer at the 75MW Salton Sea geothermal power plant in southern California, a Senior Production Engineer at the Geysers geothermal field in northern California, and a Power Plant Engineering Advisor in the Philippines for geothermal power plants ranging from 12 to 55 MW.

Audit Committee

Effective with the closing of the acquisition of Geo-Idaho by GTH in December 2003, an audit committee of the board was formed with Messrs Paul Larkin (Chairman), Wellinghoff and Glaspey as its members.

Our audit committee, among other things, meets with our independent accountants to review our accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the board of directors as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.

Executive Compensation

The following table sets forth information concerning the annual compensation earned or paid to our then serving chief executive officers (the "named executive officer") for the periods presented. For the period prior to December 19, 2003, the date of the acquisition by us of Geo-Idaho, the following table includes compensation earned at Geo-Idaho. No executive officer of GTH or Geo-Idaho had compensation that exceeded $100,000, was awarded options or received any award of long-term compensation during the fiscal year ending March 31, 2004. Long term compensation in the form of options that had been issued prior to that time, were cancelled in accordance with the vote of the shareholders of GTH approving the acquisition of Geo-Idaho. No annual bonuses or other compensation have been paid to any named executive officer for any period prior to March 31, 2004. All of our executive officers have employment agreements with the company.

NAME AND PRINCIPAL POSITION	YEAR ENDED	ANNUAL SALARY
	March 31

Daniel J. Kunz	2003	$9,144(1)
Chief Executive Officer	2002	NIL
and President	2001	NIL
Douglas J. Glaspey	2003	$64,178(2)
Chief Operating Officer,	2002	$30,000(3)
President of Geo-Idaho	2001	$26,000(3)

(1)	30,479 shares of Geo-Idaho at Cdn $0.30 per share.
(2)	Includes $18,000 paid by Geo-Idaho and 78,929 shares of GTH at Cdn $0.30 per share.
(3)	Paid by GTH prior to acquisition of Geo-Idaho.

Director Compensation

Directors who are not otherwise remunerated per an employment agreement are paid a per diem of $1,000 per director and committee meeting, effective January 1, 2004. Directors who are also officers do not receive any cash compensation for serving in that capacity. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Option Grants in Last Fiscal Year

On February 4, 2004, GTH granted 1,745,000 stock options at an exercise price of CDN $0.60 per share to the officers, employees and consultants identified below. The options vest in quarterly increments, starting with the date of grant and every six months thereafter, and expire on January 3, 2009.

Optionee	Number of Options
John Walker	80,000
Daniel J. Kunz	200,000
Douglas J. Glaspey	200,000
Ronald P. Bourgeois	200,000
Paul Larkin	200,000
Jon Wellinghoff	60,000
Kevin Kitz	50,000
Kerry Hawkley	40,000
Kip Runyan	35,000
Bill Price	80,000
Brad Platt	80,000
John Snow	80,000
Steve McGrath	50,000
David Kunz	15,000
JP Larkin	25,000
Mike Dake	25,000
Sylvia Martin	15,000
Milt Datsopolous	100,000

Dan Palinkrosis	50,000
Roy Eigurin	40,000
James Miscoll	40,000
Clayton Nichols	40,000
Fred Cowans	40,000

The stock option plan was approved by the shareholders at the meeting held in April, 2003. The plan originally included options for 2,200,000 shares, and options for 455,000 shares remain available under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Geo-Idaho was organized as an Idaho corporation on February 26, 2002, under the name U.S. Geothermal Inc. At that time, Daniel J. Kunz, Douglas J. Glaspey, Paul A. Larkin and Ronald P. Bourgeois, who may be deemed to be our founders, each subscribed for 650,000 shares of our common stock each (for an aggregate of 2,600,000 shares) for a total consideration of $40,000.

On March 5, 2002 a letter agreement was entered into with the Vulcan Power Company ("Vulcan") whereby, as part of the consideration for the right to acquire up to 100% ownership in the Raft River Property, Geo-Idaho issued 1,895,000 shares of common stock and 1,612,000 warrants to purchase common stock to Vulcan.

On November 1, 2002, an aggregate of 1,033,667 shares were subscribed from Geo-Idaho for a total consideration of $310,100, composed of $307,100 in cash and $3,000 for consulting services. Mr. Kunz subscribed for 260,000 shares of Geo-Idaho for a consideration of $78,000. Mr. Walker subscribed for 16,667 shares of Geo-Idaho for a consideration of $5,000.

On February 14, 2003, GTH (then U.S. Cobalt Inc.) issued 151,170 shares to the following persons for past services, at a deemed aggregate consideration of $45,350:

Name	No. of Shares
Daniel J. Kunz	30,479
Douglas J. Glaspey	78,929
Paul A. Larkin	41,762
Total	151,170

On June 28, 2003, GTH (then U.S. Cobalt Inc.) procured a $269,000 bridge loan to commence well inspection work on the Raft River Project. The loan was convertible into units, with each unit comprising one share and one half of one share purchase warrant on the same terms as the private offering closed in connection with the acquisition of Geo-Idaho. The interest rate was 20% per annum. Mr. Kunz loaned $100,000 of this amount, which was subsequently repaid in January 2004. The remaining principal amount, plus accrued interest, was converted as of February 20, 2004, into 385,864 shares and 192,932 share purchase warrants.

As consideration for of the acquisition of Geo-Idaho, the company issued 6,939,992 common shares and 2,420,217 share purchase warrants exercisable at $0.75 per share for 24 months. As parties to that transaction the following persons received:

Name	No. Of Shares	No. of Warrants
Daniel J. Kunz	1,254,769	--
Douglas J. Glaspey	1,014,649	--
Paul A. Larkin	863,187	--
Ronald Bourgeois	821,425	--
John Walker	66,607	--
Vulcan Power Company	1,755,156	2,420,217
Total	5,775,793	2,420,217

In connection with the acquisition of Geo-Idaho, shares and warrants of the above individuals and Vulcan Power Company were made subject to an escrow agreement. The following escrow conditions apply to these shares and warrants:

•             In accordance with TSX Venture Exchange rules and regulations, 90% of 4,775,793 of the shares are held in escrow and released at the rate of 15% every 6 months over a 36 month period.

•             1,000,000 in the aggregate of the shares issued to Messrs. Kunz, Glaspey and Larkin are held in escrow, 750,000 of which will be released if the Raft River Project is licensed and able to generate and distribute ten megawatts of electricity at standard commercial prices. The balance of 250,000 shares will be released if an additional five megawatts of electricity is licensed.

Mr. Kunz was a subscriber in the private offering completed as a condition to the acquisition of Geo-Idaho. He subscribed for 1,111,111 units at a purchase price of $0.45 per unit. The units were comprised of one share of common stock and one-half warrant to purchase one share of common stock at an exercise price is $0.75 per share over 24 months.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the common stock owned by (1) our directors and "named executive officer," (2) persons known by us to beneficially own, individually, or as a group, more than 5% of our outstanding common stock as of June 1, 2004 and (3) all of our current directors and executive officers as a group. As of June 1, 2004, we had 12,922,693 common shares outstanding. There were also 1,745,000 options, and warrants to purchase up to 4,357,592 shares. The options were granted February 4, 2004, at a price of CDN $0.60 per share, expiring January 3, 2009, 25% of which vested upon grant, and an additional 25% of which will vest in each of August, 2004, February 2005 and August 2005. Of the warrants, 2,420,217 were issued to Vulcan Power Company, have an exercise price of $0.75, and expire December 19, 2005, and the remaining 1,937,375, were issued primarily in conjunction with the private placement conducted in connection with the acquisition of Geo-Idaho, have an exercise price of $0.45 per share, and expire December 19, 2005. All of the warrants are exercisable at any time prior to expiration.

Name and	Outstanding	Options (1)	Warrants (1)	Total Number	Percentage of Shares
Address (2)	Shares (3)			of Shares	Outstanding (1)
				Beneficially Owned (1)

Daniel J. Kunz	2,418,725	100,000	555,555	3,074,280	40.1%

Douglas J. Glaspey	1,161,131	100,000	0	1,261,131	17.9%

Paul A. Larkin	944,916	100,000	0	1,044,916	14.8%

Ronald P. Bourgeois	821,425	100,000	0	921,425	13.1%

John H. Walker	102,807	40,000	0	142,807	2.1%

Jon Wellinghoff	0	30,000	0	30,000	0.4%

Vulcan Power	1,755,159	0	2,420,217	3,705,376	39.6%
Company (4)

All Directors and	5,449,004	470,000	555,555	6,944,559	87.2%
Officers as a group

(1)	This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants and options exercisable on or before December 31, 2004, owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their warrants or options.

(2)	Unless otherwise indicated, the address for each of the above is c/o U.S. Geothermal Inc., 1509 Tyrell Lane, Suite B, Boise, Idaho, 83706.

(3)	A majority of the shares of Messrs. Kunz, Glaspey, Larkin, Bourgeois and Walker and of Vulcan Power Company included in this column are subject to the Escrow Agreement described below.

(4)	Vulcan Power Company's address is 1183 NW Wall Street, Suite G, Bend , Oregon, 97701

Escrow Agreement

As part of the acquisition of Geo-Idaho and in accordance with requirements of the TSX Venture Exchange, an Escrow Agreement was entered into as of December 19, 2003, by the principal shareholders of GTH and Geo-Idaho covering 9,782,993 shares and 2,420,217 share purchase warrants. Under this agreement the escrowed securities are to be released from escrow pro-rata to the respective shareholders over 36 months. Ten percent of the escrowed securities were released upon the acquisition of Geo-Idaho, and 15% of the escrowed securities will be released on the date which is 6 months thereafter (June 22, 2004), and 15% of the escrowed securities after each of the five 6-month periods thereafter. The following shares were subject to this Escrow Agreement as of June 1, 2004:

Shareholder	Shares in Escrow
Daniel J. Kunz	2,129,292
Douglas J. Glaspey	913,184
Paul A. Larkin	776,868
Ronald P. Bourgeois	739,283
John P. Walker	66,426
Vulcan Power Company	1,579,640

SELLING SECURITYHOLDERS

The securities covered by this prospectus are shares of our common stock that have been issued and shares of our common stock that may be issued upon the exercise of warrants and options to purchase shares of our common stock. Because the selling securityholders may sell all or a portion of their shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of common stock that each selling securityholder may retain upon the completion of the Offering. The number of shares of common stock that may be actually sold by the selling securityholders will be determined by such securityholders. We are registering for the selling securityholders named herein an aggregate of 19,025,285 shares of common stock. The shares of common stock to which this prospectus relates consist of the following:

• 2,274,616 shares of common stock, issued by GTH prior to December 19, 2003.

• 6,939,992 shares of common stock, issued by GTH as of December 19, 2003, to the former shareholders of Geo-Idaho in connection with the acquisition of Geo-Idaho.

• 2,420,217 shares of common stock issuable upon the exercise of warrants, issued by GTH as of December 19, 2003, to Vulcan Power Company in connection with the acquisition of Geo-Idaho.

• 3,322,221 shares of common stock, issued by GTH as of December 19, 2003, in connection with the private offering completed as a condition to the acquisition of Geo-Idaho

• 1,661,110 shares of common stock issuable upon the exercise of warrants, issued by GTH as of December 19, 2003, as part of the private offering completed as a condition to the acquisition of Geo-Idaho.

• 83,333 shares of common stock issuable upon the exercise of warrants, issued by GTH as of December 19, 2003, to Toll Cross Securities for fees in connection with the private offering completed as a condition to the acquisition of Geo-Idaho.

• 385,864 shares of common stock, issued by GTH on February 20, 2004, in connection with the conversion of loans to GTH made in June 2003.

• 192,932 shares of common stock issuable upon the exercise of warrants, issued by GTH on February 20, 2004 in connection with the conversion of loans to GTH made in June 2003.

• 1,745,000 shares of common stock issuable upon the exercise of options, issued by GTH on February 4, 2004, to employees, directors and consultants.

Except as noted below or in the "Beneficial Ownership of Securities" and the "Management" sections of this prospectus, none of the selling securityholders has, or within the past three years has had, and relationship, position or office with us or our predecessors or affiliates.

The following table sets forth, as of June 1, 2004, (1) the name of each selling securityholder, (2) the number of shares of our common stock beneficially owned by each selling securityholder, including the number of shares purchasable upon exercise of options or warrants or conversion of notes, and (3) the maximum number of shares of common stock which the selling securityholders can sell pursuant to this prospectus. Because all of the selling securityholders are registering all of the shares held by them, they would own no shares of common stock if they sold all of the shares registered by this prospectus.

Except as otherwise noted below, the number of shares of our common stock registered for sale hereunder for a selling securityholder consists of shares of our common stock either beneficially owned or issuable upon exercise of the warrants or options described above.

U.S. GEOTHERMAL INC. - COMMON SHARES

Holder Name	Total Shares	Shares for resale
BATIUK, WILLIAM DAVID	17,000	17,000
BEACH, WAYNE	77,175	77,175
BEATY, ROSS	85,000	85,000
BEAULIEU, JOHN	20,000	20,000
BENETTI, DOLLY	240	240
BOURGEOIS, RON	821,425	821,425
BRANT INVESTMENTS	555,556	555,556
BROCK, WILLIAM	33,333	33,333
CAMPBELL, DOUGLAS I D	23,573	23,573
CDS & CO	785,883	785,883
CEDE & CO	308,443	308,443
CHI, STEVEN Y	36,667	36,667
CLIFFWOOD DEVELOPMENT LTD	120,000	120,000
COBBS, HARTZELL	4,000	4,000
COX, JOHNNIE	200	200
CRYER, EDWIN T	10,000	10,000
DATSOPOULOS, MILTON	222,222	222,222
DUNDEE SECURITIES
CORPORATION in trust for DANIEL
KUNZ	1,111,111	1,111,111
EGGER, BURTON	40,000	40,000

FALCONER, DONALD	25,725	25,725
FALLS, ROBERT	24,000	24,000
GLASPEY, DOUGLAS J	1,161,131	1,161,131
GLASPEY, MARGO J	120,000	120,000
GRIM ESTATES LTD	180,000	180,000
HOLAHAN, COLLEEN	160	160
JENSEN, STEVEN	21,000	21,000
KITZ, KEVIN	12,851	12,851
KNAPP, CHARLES R	4,832	4,832
KUNZ, CAROL	50,000	50,000
KUNZ, DANIEL J	1,307,673	1,307,673
LARKIN, PAUL	924,487	924,487
LENNOX-KING, OLIVER	77,175	77,175
LEONARD, JOHN W	35,000	35,000
LYNN, NICHOLAS	120,000	120,000
MARCUS, BARRY	15,000	15,000
MENNING, TOM	183,332	183,332
MILLER, ROBERT J	236,397	236,397
MINK, MARY	10,000	10,000
NELSON, DONALD	108,000	108,000
PENSION FINANCIAL SERVICES
CANADA INC
in trust for 4WAAA5F	55,555	55,555
PENSION FINANCIAL SERVICES
CANADA INC
in trust for 4WEAE4B	55,555	55,555
PENSION FINANCIAL SERVICES
CANADA INC
in trust for TOLL CROSS	111,111	111,111
ROYAL TRUST COMPANY
in trust for A/C 050321001	195,000	195,000
ROYAL TRUST COMPANY in trust for
A/C 050328001	125,000	125,000
ROYAL TRUST COMPANY in trust for
A/C 085311001	90,000	90,000
ROYAL TRUST COMPANY in trust for
A/C 115830001	25,000	25,000
ROYAL TRUST COMPANY in trust for
A/C 127245001	42,000	42,000
SASGES, MARY ANN	2,059	2,059
SMITH, STEVE R	45,000	45,000
SNEDDON, GERALD L	80,000	80,000
SNEDDON in trust for the SNEDDON
FAMILY TRUST, GERALD L	50,000	50,000
SWARTLEY, JOHN	36,667	36,667
TOLL CROSS INVESTMENTS INC	192,938	192,938
VERITABLE QUANDARY LLC	10,000	10,000
VULCAN POWER COMPANY	1,755,156	1,755,156
WALKER, JOHN H	73,807	73,807

WALMESLEY, MARK	100,000	100,000
WARD joint tenancy, ROSCOE &
JOYCE WARD	5,000	5,000
WEST COAST SOFTWEAR LTD	514,111	514,111
YANKE, DANIEL R	95,046	95,046
YANKE, RONALD C	212,712	212,712

PLAN OF DISTRIBUTION

The selling securityholders (and their respective pledgees, transferees, donees or other successors in interest) may offer and some or all of the shares of common stock owned by them or derived from the exercise of warrant covered by this prospectus from time to time as follows:

• in the open market;

• on the TSX Venture Exchange or such other market or exchange on which the shares of common stock are traded;

• in privately negotiated transactions;

• in an underwritten offering; or

• a combination of such methods or any other legally available means.

Such sales may be made at varying prices determined by reference to, among other things:

•             Market value prevailing at the time of the sale;

•             Prices related to the then-prevailing market price; or

•             Negotiated prices.

Negotiated transactions may include:

• Purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

• Ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

• Block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

In connection with distribution of our common stock, any selling securityholder may:

• Enter into hedging transactions with broker-dealers and the broker-dealers may engage in short-sales of our common stock in the course of hedging the positions they assume with the selling securityholders;

• Sell our common stock short and deliver the common stock to close out such short positions;

• Enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, which may then resell or otherwise transfer such common stock; and

• Loan or pledge our common stock to a broker-dealer which may then sell our common stock so loaned, and upon a default, the common stock may be sold or otherwise transferred.

During such time as the selling securityholders may be engaged in a distribution of the securities we are registering by this registration statement, they are required to comply with the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder. Under such rules and regulations as currently in effect, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling securityholders will be subject to Regulation M. Regulation M may limit the timing of purchases and sales or market-making activities with respect to our common stock. The selling securityholders may, however, engage in short sales in accordance with Rule 104 of Regulation M. Short sales, if engaged in by the selling securityholders, may affect the market price of our common stock. Regulation M specifically prohibits short sales that are the result of fraudulent, manipulative or deceptive practices. Selling securityholders are required to consult with their own legal counsel to ensure compliance with Regulation M. All of the foregoing may affect the marketability of the common stock.

Broker-dealers may receive commissions or discounts from the selling securityholders in amounts to be negotiated immediately prior to the sale. The selling securityholders and any broker executing selling orders on behalf of the selling securityholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. We do not know of any existing arrangements between the selling securityholders and any underwriter, broker, dealer or other agent relating to the offer, sale or distribution of the shares registered by this prospectus by the selling securityholders.

We will pay substantially all of the expenses incident to this registration of securities other than commissions and discounts of underwriters, brokers, dealers or agents. The selling securityholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 100,000,000, consisting of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of May 31, 2004, there were 12,922,693 shares of our common stock issued and outstanding. Our common stock is traded on the TSX Venture Exchange under the symbol "GTH". The holders of common stock:

• are entitled to one vote per share on each matter submitted to a vote of stockholders;

• have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;

• have no preemptive or other rights to subscribe for shares; and

• are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefor, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization at March 31, 2004:

Cash and Cash Equivalents	$870,513
Total long term obligations	$0
Capital Stock
Authorized: 100,000,000 common shares, par value	$12,923
$0.001 per share, issued 12,536,829
common shares
Additional paid-in capital	$2,148,787
Accumulated deficit, since February 26, 2002	$(1,009,136)

Accumulated other comprehensive income	$35,7920

Total liabilities and stockholders equity	$1,188,366

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Article XII of our Certificate of Incorporation provides for indemnification of officers and directors except (i) for any breach of a director's duty of loyalty to the corporation or its stakeholders (ii) acts and omission that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the general corporate law of the State of Delaware, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Williams, Kastner & Gibbs PLLC, Seattle, Washington.

EXPERTS

The financial statements as of March 31, 2004 and 2003, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of Morgan and Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

MANAGEMENT'S PLAN OF OPERATION

GTH is engaged in the acquisition, development, and exploitation of geothermal resources. It is in a development stage, and has yet to construct and operate a geothermal based electrical power generation facility. Because GTH was incorporated in February 2002, it has no history of operations. Additionally, our predecessor, U.S. Cobalt Inc. (now renamed U.S. Geothermal Inc.) was exclusively involved in the mineral sector and had no experience in the geothermal industry. Accordingly, there have been no revenues from geothermal operations in the last two fiscal years.

Our plan of operation for the next 12 months includes the following elements:

(1)	Complete the well flow test program.

(2)	Based on the flow test data, complete the independent study by GeothermEx Inc. which is a key component to the procurement of a power purchase agreement

(3)	Negotiate and execute a power purchase agreement.

(4)	Procure equity and/or debt financing required to construct a commercial electrical generation facility at Raft River.

(5)	Negotiate and execute an engineering, procurement and construction agreement with an engineering firm with expertise in the design, construction and commissioning of geothermal based electrical power generation facilities.

(6)	Continue to seek and acquire additional geothermal resource properties.

Our cash position, as at March 31, 2004, is adequate to fund our activities to December 31, 2004. In connection with the identification of the potential acquisition in Nevada and other potential properties, as well as for additional working capital, we have entered into an engagement with Dundee Securities Corporation to raise capital through a placement of equity securities (see the discussion at p. 28). In order to continue after December 31, we will have to raise additional capital to develop the Raft River facility, and for working capital.

We intend to increase our number of employees once we have executed a power purchase agreement and obtained related financing. At that point, those of our executive officers who currently provide their services on a part-time basis will commit full-time to GTH.

Since February 2002, we have engaged in several transactions in respect of the Raft River Project in south-central Idaho. On March 5, 2002, we entered into a letter agreement with Vulcan Power Company ("Vulcan") to acquire the Vulcan Property, that is, all of the real property, personal property, and permits that comprised Vulcan's interest in the Raft River Project. On December 3, 2002 the letter agreement was replaced by a definitive purchase agreement ("Vulcan Agreement"). The Vulcan Property is comprised of 560 acres of both surface and geothermal rights. There are 4 deep production wells and 2 injector wells on the property, and one production well located on a leased property, with the production wells varying from 4,989 feet in depth to 6,543 feet. In addition to the Vulcan Property, three additional geothermal leases were acquired during the summer of 2002, and a fourth acquired in April 2004, representing approximately 3,180 acres contiguous to the Vulcan Property. An additional production well (which is included in the Vulcan Property) is located on one of these leases.

In February 2002, Geo-Idaho retained GeothermEx Inc. an independent geothermal consulting firm located in Richmond, California, to appraise the replacement costs of the geothermal well field. In a report dated March 29, 2002, GeothermEx estimated a replacement cost of $11,327,400. GeothermEx additionally provided a recommended well evaluation program, including extended well flow, from which a reservoir assessment could be independently prepared.

On March 28, 2002, Geo-Idaho and GTH (which was known as U.S. Cobalt Inc. at that time) entered into a letter agreement whereby GTH would acquire 100% of Geo-Idaho's issued and outstanding shares and warrants, in consideration of an aggregate of approximately 79% of GTH's shares (on a fully-diluted basis and after the 5 for 1 share consolidation), plus the concurrent closing of a private placement that would result in at least CDN $500,000 of proceeds to GTH, and the change of its name to U.S. Geothermal Inc.

On September 29, 2002, Geo-Idaho was awarded a grant from the U.S. Department of Energy (DOE) in the amount of $212,077, which represented a right to reimbursement for 80% of the cost of a program to test the Raft River wells as recommended by GeothermEx. Subsequently, the scope of the program was expanded and on September 19, 2003 the DOE grant was increased to a right of reimbursement of $317,219, representing 80% of a $396,521 projected cost.

On April 2, 2003, the stockholders of GTH approved the acquisition of Geo-Idaho, the share consolidation, the private placement and the name change. This transaction was closed on December 22, 2003 and 6,939,992 common shares and 2,420,217 share purchase warrants were issued to the stockholders of Geo-Idaho for 100% of its issued and outstanding shares.

Concurrent with the closing, the TSX Venture Exchange approved the resumption of trading of GTH stock on its exchange.

On February 11, 2004, an application was submitted to the DOE to expand the well testing program to include measured response to high rate flows from producing wells. Accordingly, a $750,000 budget was submitted, which if approved, will increase the DOE grant to $600,000 (which is 80% of a $750,000 cost estimate).

As of February 17, 2004, GTH has completed the acquisition of 75% of the Vulcan Property, and need only pay $125,000 any time prior to project financing to acquire the remainder. GTH continues to acquire and seek acquisition of property interests with geothermal resources, and has identified a potential acquisition in Salt Hills, Nevada. GTH has entered into a letter of intent with respect to the acquisition of the Nevada property, which provides for an exclusive dealing period of 60 days during which GTH will complete a due diligence investigation, but otherwise is non-binding. If the acquisition of the Nevada property moves forward, the parties will negotiate a definitive agreement, and GTH anticipates that it will acquire the Nevada property for a combination of cash and stock (payable in part based on meeting benchmarks), with royalty payments and executive management positions for one or more of the principals.

Statement Of Operations

A review of operating results for the years ended March 31, 2004 and 2003

We incurred a net loss of $436,061 for the year ended March 31, 2004, compared to a net loss of $164,909 for the same period in 2003. During the year ended March 31, 2004 there were no revenues, which was the situation for the year ended march 31, 2003, as GTH was still in a development stage and had not yet placed its resources into a commercial electricity power generation.Whereas the year ended March 31, 2003 was the initial year of operations for the Company, there is no comparison to be made to prior years. We incurred a net loss of $117,610.

There was no revenue or other income. Our expenses were $439,484 as compared to $164,909 a year earlier. The general and administrative portion was $421,343, and exploration expenditures were $18,141. In the year ended March 31, 2003, general and administrative expenses were $147,610, and exploration expenditures were $17,299. Professional fees of 117,169, for the year ended March 31, 2004 and $73,190, for the year ended March 31, 2003, amounts included in general and administrative expenses, were primarily composed of non-recurring expenses incurred in the reverse takeover of U.S. Cobalt Inc. being 100%.

There were no write-down of assets. Stock based compensation of $55,744 is included in consulting fees for the year ended March 31, 2004, and included in general and administrative expenses.

Liquidity And Capital Resources

Years ended March 31, 2004 and 2003

Net cash provided by equity financing activities in 2004 was $1,506,378 as compared to 319,250 in 2003. Acquisition and development expenditures were $250,000 as compared to $242,000 in 2003. An advance to the predecessor company (U.S. Cobalt Inc.) in 2003 of $86,500 was repaid in 2004. In 2004, $479,878 was utilized in operations, $77,933 was used in operations for 2003. The working capital as at March 31, 2004 was $692,948 as compared to $79,106 on March 31, 2003. Cash resources were $870,513 and unpaid current liabilities were $185,465, including $55,744 for stock-based compensation as at March 31, 2004. Cash resources were $29,729 and unpaid liabilities were $37,123 as at March 31, 2003.

Critical Accounting Policies

Costs of acquisition and exploration of geothermal properties are capitalized on an area-of-interest basis. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment.

We capitalize our costs including salaries and fringe benefits of employees and consultants directly engaged in the acquisition, exploration and development of geothermal resources. These costs do not include any costs related to electricity generation facility operations, general corporate overhead or similar activities.

Whereas there are no commercial operations, there has not been any calculation of depreciation, depletion and amortization ("DD&A"). It is contemplated that an independent reserve appraisal will be undertaken which will be used to calculate DD&A.

A full cost ceiling test is undertaken quarterly to assess whether or not there has been impairment to the costs capitalized in regards to our geothermal properties. Accordingly a write-down will be incurred if the estimated future discounted cash flow will be less than the associated capitalized costs. Additionally, where a project is abandoned, any and all associated capitalized costs will be written down in the fiscal quarter of the abandonment.

Our future profitability and revenues will be dependent on the sale price for electricity. Although there is a spot market for electricity, the location of GTH's geothermal resources, the competitive factors of the Pacific Northwest market and the requirement to procure future project financing, all indicate that GTH will seek long term sales contracts with the public utilities or industrial users. Sales will be recorded at the delivery point on the electrical power grid.

Income Taxes

As part of the process of preparing the consolidated financial statements, we are required to estimate the federal and state income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as derivative instruments, depreciation, depletion and amortization, and certain accrued liabilities for tax and accounting purposes. These differences and the net operating loss ("NOL") carry forwards result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess, using all available positive and negative evidence, the likelihood that the deferred tax assets will be recovered from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we must include an expense or reduction of an expense within the tax provisions in the consolidated statement of operations.

Under SFAS 109, Accounting for Income Taxes, an enterprise must use judgement in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. The more negative evidence that exists (a) the more positive evidence is necessary and (b) the more difficult it is to support a conclusion that a valuation allowance is not needed for some portion, or all of the deferred tax asset. Among the more significant types of evidence that we consider are:

• Taxable income projections in future years

• Whether the carry forward period is so brief that it would limit realization of tax benefits

• Future sales and operating cost projections that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures and

• Our earnings history exclusive of the loss that created the future deductible amount coupled with the evidence indicating that the loss is an aberration rather than a continuing condition.

Since we have no earnings history to determine the likelihood of realizing the benefits of the deferred tax asset, we are unable to determine our ability to realize NOL carry forwards prior to their expiration. Accordingly, we are required to provide a valuation allowance against our deferred tax asset. As of March 31, 2004 we have a deferred tax asset of approximately $350,503, which we have not recognized because we do have not established a history of earnings and cannot project future sales and operating costs at this time.

USGeothermal

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004 AND 2003

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
U.S. Geothermal Inc.
(Formerly U.S. Cobalt Inc.)
(A development stage company)

We have audited the consolidated balance sheets of U.S. Geothermal Inc. (formerly U.S. Cobalt Inc.) (a development stage company) and subsidiaries as at March 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and stockholders' equity for the years ended March 31, 2004 and 2003, and for the period from February 26, 2002 (date of inception) to March 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as at March 31, 2004 and 2003, and the consolidated results of their operations and their consolidated cash flows for the periods indicated in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in to Note 1(c) to the financial statements, the Company incurred a net loss of $1,009,136 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"Morgan & Company"

June 17, 2004	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	MARCH 31
	2004	2003

ASSETS

Current
Cash and cash equivalents	$870,513	$29,729
Goods and Services Tax recoverable	7,900	-
Due from affiliated company	-	86,500
	878,413	116,229

Property, Plant And Equipment (Note 4)	495,418	268,435

	$1,373,831	$384,664

LIABILITIES

Current
Accounts payable and accrued liabilities	$185,465	$37,123

STOCKHOLDERS' EQUITY

Common Shares
Authorized:
100,000,000 common shares with a $0.001 par value
Issued:
12,922,693 shares at March 31, 2004 and
6,079,837 shares at March 31, 2003	12,923	6,080

Additional Paid-In Capital	2,148,787	506,370

Accumulated Other Comprehensive Income	35,792	-

Accumulated Deficit During Development Stage	(1,009,136)	(164,909)
	1,188,366	347,541

	$1,373,831	$384,664

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			INCORPORATION
			FEBRUARY 26
	YEARS ENDED		2002 TO
	MARCH 31		MARCH 31
	2004	2003	2004

Expenses
Consulting fees	$123,868	$-	$123,868
Corporate administration and
development	46,879	8,470	55,349
Exploration expenditures	18,141	17,299	35,440
Interest	9,254	-	9,254
Professional fees	117,169	73,190	190,359
Management fees	111,855	54,000	165,855
Travel and promotion	12,318	11,950	24,268

Loss Before The Following	(439,484)	(164,909)	(604,393)

Interest Income	3,423	-	3,423

Net Loss For The Period	$(436,061)	$(164,909)	$(600,970)

Basic And Diluted Loss Per Share	$(0.05)	$(0.03)

Weighted Average Number Of Shares Outstanding	9,197,569	5,939,992

Other Comprehensive Income
Net loss for the year	$(436,061)	$(164,909)
Foreign currency translation adjustment	35,792	-

Total Comprehensive Loss	$(400,269)	$(164,909)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			INCORPORATION
			FEBRUARY 26
	YEARS ENDED		2002 TO
	MARCH 31		MARCH 31
	2004	2003	2004

Operating Activities
Net loss for the period	$(436,061)	$(164,909)	$(600,970)
Add: Non-cash items:
Depreciation	323	253	576
Shares issued for other than cash	-	49,600	49,600
Stock based compensation	55,744	-	55,744
	(379,994)	(115,056)	(495,050)
Change in non-cash working capital items:
Accounts payable and accrued liabilities	(97,802)	37,123	(60,679)
Goods and Services Tax recoverable	(2,082)	-	(2,082)
	(479,878)	(77,933)	(557,811)

Investing Activities
Property, plant and equipment	(227,306)	(251,688)	(478,994)
Cash acquired on business combination	5,798	-	5,798
	(221,508)	(251,688)	(473,196)

Financing Activities
Issuance of share capital, net of share issue cost	1,419,878	405,850	1,865,728
Advances to affiliated companies	86,500	(86,500)	-
	1,506,378	319,350	1,865,728

Foreign Exchange Effect On Cash	35,792	-	35,792

Increase (Decrease) In Cash	840,784	(10,271)	870,513
Cash And Cash Equivalents, Beginning Of Period	29,729	40,000	-

Cash And Cash Equivalents, End Of Period	$870,513	$29,729	$870,513

Supplemental Disclosure
Taxes paid	$-	$-	$-
Interest paid	-	-	-
Non-cash financing activities
Shares issued for settlement of debt	173,639	-	173,639
Shares issued for professional services	-	49,600	49,600
Shares issued for geothermal property	-	17,000	17,000

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

MARCH 31, 2004
(Stated in U.S. Dollars)

				ACCUMULATED
				DEFICIT
	NUMBER		ADDITIONAL	DURING	OTHER
	OF		PAID-IN	EXPLORATION	COMPREHENSIVE
	SHARES	AMOUNT	CAPITAL	STAGE	INCOME	TOTAL

Balance, March 31, 2002	2,600,000	$2,600	$37,400	$-	$-	$40,000

Shares issued for:
Cash	1,418,667	1,419	404,431	-	-	405,850
Professional services	166,170	166	49,434	-	-	49,600
Geothermal property	1,895,000	1,895	15,105	-	-	17,000
Net loss for the period	-	-	-	(164,909)	-	(164,909)

Balance, March 31, 2003	6,079,837	6,080	506,370	(164,909)	-	347,541

Adjustment to number of shares issued and
outstanding as a result of the reverse take-over	(6,079,837)	(6,080)	6,080	-	-	-
transaction
Shares issued at time of reverse take-over	2,274,616	2,275	(2,275)	-	-	-
	2,274,616	2,275	510,175	(164,909)	-	347,541
Shares issued for:
Acquisition of U.S. Geothermal Inc. (Note 3)	6,939,992	6,940	(6,940)	(408,166)	-	(408,166)
Private placement, net of share issue costs of
$100,559	3,322,221	3,322	1,416,556	-	-	1,419,878
Settlement of debts	385,864	386	173,252	-	-	173,638
Stock options granted	-	-	55,744	-	-	55,744
Foreign currency translation	-	-	-		35,792	35,792
Net loss for the period	-	-	-	(436,061)	-	(436,061)

Balance, March 31, 2004	12,922,693	$12,923	$2,148,787	$(1,009,136)	$35,792	$1,188,366

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

	a)	Organization

U.S. Cobalt, Inc. ("GTH") completed a reverse take-over on December 19, 2003 (Note 3). The effect of this reverse take-over was that the former stockholders of U.S. Geothermal Inc. ("GEO – Idaho") a company incorporated on February 26, 2002 in the state of Idaho, acquired control of GTH. In connection with the transaction U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common shares on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

	b)	Development Stage Activities

The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. GEO - Idaho operates for the purpose of acquiring geothermal properties and more particularly, entering into an agreement with Vulcan Power Company ("Vulcan") of Bend, Oregon, U.S.A., pursuant to which the Company has agreed to acquire a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A. (Note 4).

	c)	Going Concern

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has incurred an accumulated deficit of $1,009,136 for the period from February 26, 2002 (inception) to March 31, 2004, and has no revenue.

The Company is in the process of developing its geothermal properties and has not yet determined whether these properties contain economically recoverable geothermal reserves. The recoverability of the amounts shown for geothermal properties is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development of the properties, and upon future profitable production. The Company expects to continue to incur substantial losses to complete the development of its business. Since its inception, the Company has funded operations through common stock issuances in order to meet its strategic objectives. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options. Management intends to seek additional capital through a private placement of its common stock. In the event the Company is unable to obtain additional financing, there is no assurance that the Company will be able to continue as a going concern. These financial statements do not give effect to any adjustments, which may be necessary should the Company be unable to continue as a going concern.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

	a)	Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. These consolidated financial statements include the accounts of the following companies:

		i)	U.S. Geothermal, Inc. (incorporated in the state of Delaware);
		ii)	U.S. Geothermal, Inc. (incorporated in the state of Idaho);
		iii)	U.S. Cobalt Inc. (incorporated in the state of Colorado).

	b)	Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment.

The Company expenses all costs related to the exploration of geothermal reserves prior to the establishment of proven and profitable reserves.

Other equipment is recorded at cost. Depreciation of other equipment is calculated on a 30% straight line basis.

	c)	Impairment of Long-Lived Assets

SFAS No. 144 - "Accounting for the Impairment or Disposal of Long-Lived Assets" establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	ACCOUNTING POLICIES (Continued)

d)	Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109 – "Accounting for Income Taxes". Under SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

e)	Stock Based Compensation

As permitted by SFAS No. 123 – "Accounting for Stock Based Compensation", as amended by SFAS – "Accounting for Stock Based Compensation – Transition on Disclosure", the Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25 – "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant. Stock based compensation for employees is recognized on the straight line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under SFAS No. 123, which establishes a fair value based method of accounting for stock based awards, and recognizes compensation expense based on the fair market value of the stock award or fair market value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 148, the Company is required to disclose the pro-forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

f)	Financial Instruments

The Company's financial instruments consist of cash and equivalents, Goods and Services Tax recoverable, due from affiliated company, and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	ACCOUNTING POLICIES (Continued)

	g)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At March 31, 2004, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

	h)	Foreign Currency Translation

The Company's functional currency is the U.S. dollar. Transactions in foreign currency are converted into U.S. dollars using the current method whereby:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

Adjustments arising from the translation of the foreign currency amounts are included as a separate component of stockholders' equity.

	i)	Restoration Costs

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143 - "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The implementation of SFAS No. 143 did not have a material effect on the Company's consolidated financial statements.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	ACCOUNTING POLICIES (Continued)

	j)	Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150 – "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

FASB has also issued SFAS No. 145, 146, 147 and 149 but they will not have any relationship to the operations of the Company, therefore, a description of each and their respective impact on the Company's operations have not been disclosed.

3.	REVERSE TAKE-OVER

Effective December 19, 2003, GTH acquired 100% of the issued and outstanding voting shares of GEO - Idaho by issuing 6,939,992 common shares and 2,420,217 share purchase warrants. Each share purchase warrant entitles the holder to purchase one additional common share at a price of $0.75 per share until December 15, 2005. Since the transaction resulted in the former shareholders of GEO - Idaho owning the majority of the issued shares of GTH, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by GEO - Idaho of the net assets and liabilities of GTH. Under this purchase method of accounting, the results of operations of GTH are included in these financial statements from December 19, 2003. GEO - Idaho is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

3.	REVERSE TAKE-OVER (Continued) The acquisition is summarized as follows:

Current assets (including cash of $5,798)	$11,616
Current liabilities	(419,782)

Net liabilities assumed	$(408,166)

4.
PROPERTY, PLANT AND EQUIPMENT

GEO - Idaho entered into an agreement, as amended December 3, 2002, with Vulcan Power Company ("Vulcan"), a company incorporated in Oregon, U.S.A., to purchase a 100% interest in the Raft River Geothermal Property ("the Property") located in Cassia County, Idaho, U.S.A.

As at March 31, 2004, the Company has acquired 75% interest in the Property by issuing 1,755,156 common shares, warrants to purchase up to 2,420,217 common shares of the Company at a price of $0.75 per share until December 15, 2005, making cash payments totalling $475,000, and completing a work program of $200,000.

To purchase of the remaining 25% interest in the Property, the Company must pay Vulcan $125,000 on or before receipt of project financing for construction of the power plant.

Property, plant and equipment consisted of the following:

	2004	2003

Geothermal property (land and equipment)	$492,000	$267,000
Other equipment	3,994	1,688
	495,994	268,688
Less: Accumulated depreciation	(576)	(253)

	$495,418	$268,435

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

5.	SHARE CAPITAL

	a)	Private Placement

On December 19, 2003, the Company issued 3,322,221 units for private placements at a price of $0.45 per unit. Each unit consists of one common share and one half of one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share at a price of $0.75 per share until December 19, 2005. In connection with the private placements, the Company issued share purchase warrants to purchase up to 83,333 common shares valued at $25,437 for finder's fee exercisable at a price of $0.45 until December 19, 2005.

	b)	Settlement of Debts

On February 17, 2004, the Company issued 385,864 units in settlement of $173,639 loans received including interest accrued at a rate of 20% per annum. Each unit consists of one common share and one half of one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share at a price of $0.75 per share until February 17, 2006.

	c)	Escrow Shares

As at March 31, 2004, the Company has 6,439,565 common shares and 2,420,217 share purchase warrants held in escrow.

	d)	Warrants

As at March 31, 2004, the following share purchase warrants are outstanding:

NUMBER	EXERCISE	EXPIRY
OF WARRANTS	PRICE	DATE

4,081,327	$0.75	December 15, 2005
192,932	$0.75	February 17, 2006
83,333	$0.45	December 15, 2005

4,357,592

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

6.	STOCK BASED COMPENSATION

The Company‘s 2004 stock option plan provides for the grant of incentive stock options for up to 2,200,000 common shares to employees, consultants, officers and directors of the company. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months.

During the year ended March 31, 2004, the Company granted 1,745,000 stock options to consultants, directors and officers exercisable at a price of $0.44 until January 3, 2009, of which 436,250 stock options vested by March 31, 2004. Compensation expense related to stock options granted to consultants is recorded at their fair value as calculated by the Black-Scholes option pricing model of $55,744 and is included in consulting fees for the year ended March 31, 2004. The remaining compensation expense of $167,242 will be recognized over the vesting period.

The changes in stock options are as follows:

		EXERCISE
	NUMBER	PRICE
Balance outstanding, March 31, 2002 and 2003	-	$-
Granted	1,745,000	0.44
Balance outstanding, March 31, 2004	1,745,000	$0.44

The following table summarizes information about the stock options outstanding at March 31, 2004:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
REMAINING
EXERCISE	NUMBER	CONTRACTUAL	NUMBER	EXERCISE
PRICE	OF SHARES	LIFE (YEARS)	OF SHARES	PRICE

$ 0.44	1,745,000	4.76	436,250	$ 0.44

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

6.

STOCK BASED COMPENSATION (Continued)

Had the Company determined compensation cost to employees and directors at the grant dates for those options granted during the year consistent with the fair value method of accounting for stock based compensation, the Company's net loss would have been increased to the pro-forma amounts indicated below:

	2004	2003

Net loss for the year – as reported	$(436,061)	$(164,909)
Add: Stock based compensation expense included in net
loss as reported	55,744	-
Less: Stock based compensation expense determined
under fair value method	(128,842)	-

Net loss for the year – pro-forma	$(509,159)	$(164,909)

Loss per share (basic and diluted) - as reported	$(0.05)	$(0.03)
Loss per share (basic and diluted) – pro-forma	$(0.06)	$(0.01)

The fair value of the stock options including the preceding pro forma amounts was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The weighted average fair value of options granted was $0.30 per share. The assumptions used to calculate the pro-forma disclosure and the weighted average information are as follows:

2004

Risk free interest rate	4.18%
Expected dividend yield	0
Expected lives	5
Expected volatility	136%

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company's stock options.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

7.	INCOME TAX LOSSES The Company's provision for income taxes differs from the amounts computed by applying the United States federal statutory income tax rates to the loss as a result of the following:

	2004	2003
Statutory rates	35%	35%
Recovery of income taxes computed at statutory rates	$(152,621)	$(57,718)
Non-deductible items	19,510	-
Tax benefit not recognized on current year's losses	133,111	57,718
	$-	$-

The tax effects of temporary timing differences that give rise to significant components of the future tax assets and future tax liabilities are as follows:

	2004	2003

Net operating loss carry forward	$191,000	$58,000
Property, plant and equipment	172,000	93,000
Less: Valuation allowance	(363,000)	(151,000)

Deferred tax asset	$-	$-

At March 31, 2004, the Company has net operating losses of approximately $545,000, which may be carried forward to apply against future years' income for tax purposes expiring as follows:

2023	$165,000
2024	$380,000

8.	COMMITMENTS The Company has entered in several lease agreements with terms expiring up to February 2014, for geothermal properties adjoining the Raft River Geothermal Property.

U.S. GEOTHERMAL INC.
(Formerly U.S. Cobalt Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003
(Stated in U.S. Dollars)

8.	COMMITMENTS (Continued)

The leases provide for the following annual payments:

2005	$17,500
2006	$17,500
2007	$27,000
2008	$27,000
2009 and thereafter	$27,000

9.	RELATED PARTY TRANSACTIONS

	a)	As at March 31, 2004, an amount of $147,616 (2003 - $33,269) is payable to directors and officers of the Company.

	b)	During the year, the Company incurred the following transactions with directors, officers and a company with a common director:

	2004	2003

Management fees	$111,855	$44,000
Consulting fees	24,123	10,000
Administrative services	10,029	-
Rent	10,067	622

	$156,074	$54,622

WHERE YOU CAN FIND MORE INFORMATION

After the registration statement of which this prospectus is a part becomes effective, we will be subject to the informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports, proxy and information statements and other information with the U.S. Securities and Exchange Commission. The reports, proxy and information statements and other information that we will file can be read and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549; and at the Commission's regional offices located at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60664 and at 233 Broadway, New York, New York 10279. Please call the Commission at 1-800-SEC-0330 for information on the operation of the public reference rooms. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that will contain the reports, proxy and information statements and other information that we file electronically with the Commission and the address of that Web site is http://www.sec.gov.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus and any information we have incorporated by reference. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Holders of shares of our common stock may obtain a copy of our audited year-end financial statements, by mailing their request to U.S. Geothermal Inc., Suite 910 – 885 Dunsmuir Street, Vancouver, British Columbia, V6C 1N5.

GTH also files disclosure information as required by the British Columbia Securities Commission and the TSX Venture Exchange. This information can be found at the following Web site: www.sedar.com.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 174 of the General Corporal Law of the State of Delaware and Article XIII of the Certificate of Incorporation provide for indemnification of present and former officers, directors, employees and agents.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting commissions and expenses, are estimated to be as follows:

Registration Fee	$ *
Printing Expenses	$ *
Accounting Fees and Expenses	$ *
Legal Fees and Expenses	$ *
Miscellaneous Expenses	$ *
TOTAL	$ *

* To be provided by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, GTH has issued the following unregistered securities.

1.          On February 2, 2002, the following persons, as founders, purchased an aggregate of 2,600,000 shares of Geo-Idaho common stock for a total purchase price of $40,000:

Daniel J. Kunz	650,000
Douglas J. Glaspey	650,000
Paul A. Larkin	650,000
Ronald P. Bourgeois	650,000

The shares were issued in a transaction exempt from the registration requirements of the Securities Act by virtue of the exemption afforded by Section 4(2). Each of such persons purchased the shares for his own account, for investment and not with a view to the distribution of the shares. The certificates for the shares bear a restrictive legend and stop transfer instructions have been placed against the transfer of the shares. No commissions were paid with respect to the issuance.

2.          On March 5, 2002, 1,895,000 shares of Geo-Idaho common stock and 1,612,000 warrants to purchase shares of Geo-Idaho common stock were issued by Geo-Idaho to Vulcan Power

Company in exchange for interests in the Raft River project. The securities were issued in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2). Vulcan Power Company purchased the securities for its own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of securities. No commissions were paid with respect to the issuance.

3.          On May 28, 2002, an aggregate of 400,000 shares of Geo-Idaho common stock were purchased by 13 persons for a subscription price of $0.25 per share, and gross proceeds of $95,000 in cash and $5,000 in consulting services. The purchasers either represented that they were "accredited investors" as defined in Regulation D, or the sales were to non-US persons and took place outside of the United States, as defined in Regulation S. None of the purchasers were officers or directors. The shares were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulations D and S. No commissions were paid with respect to the issuance.

4.          On November 1, 2002, an aggregate of 1,033,607 shares of Geo-Idaho common stock were purchased by 18 persons, including Daniel Kunz and John Walker, who are officers and/or directors of Geo-Idaho and GTH, for a subscription price of $0.30 per share, and gross proceeds of $310,082. The purchasers were either "accredited investors" as defined in Regulation D, or the sales were to non-US persons and took place outside of the United States, as defined in Regulation S. The shares were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulations D and S. No commissions were paid with respect to the issuance.

5.          In June 2003, GTH issued convertible promissory notes in the aggregate principal amount of $269,000 to a group of six investors, including Daniel Kunz and Kevin Kitz, officers of the company. The investors were either "accredited investors" as defined in Regulation D, or the transactions were with non-US persons and took place outside of the United States, as defined in Regulation S. The notes were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulations D and S. Each of such persons purchased the notes for his own account, for investment and not with a view to the distribution of the notes. The notes bear a restrictive legend and stop transfer instructions were placed against the transfer of the notes. No commissions were paid with respect to the issuance.

6.          On December 19, 2003, GTH issued 6,939,992 shares of its common stock and 2,420,217 warrants to purchase its common stock in exchange for 100% of Geo-Idaho's outstanding shares and warrants. The shares were issued to the following persons, each of whom was a securityholder of Geo-Idaho, in reliance on Section 4(2):

NAME	NO. OF SHARES

Vulcan Power Company	1,755,156
Daniel J. Kunz	1,254,769
Douglas J. Glaspey	1,014,649
Paul A. Larkin	863,187
Ronald Bourgeois	821,425
Tom Menning	183,332
Grim Estate Ltd.	180,000
Donald Nelson	108,000
Ronald C. Yanke	108,000
Ross Beaty	85,000
Gerald Sneddon	80,000
John H. Walker	73,807
Sneddon Family Trust	50,000
Steve R. Smith	45,000
Burton Egger	40,000
Steven Chi	36,667
Dr. John Swartley	36,667
John W. Leonard	35,000
William Brock	33,333
Robert Falls	24,000
Steven Jensen	21,000
John Beaulieu	20,000
William Batiuk	17,000
Barry Marcus	15,000
Leland Mink	10,000

The warrants were issued solely to Vulcan Power Company, the sole warrant holder of Geo-Idaho, in reliance on Section 4(2), and are exercisable at a price of $0.75 per share, for a period of two years. Each of such persons purchased the securities for his or its own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities.

7.          On December 19, 2003, GTH sold 3,222,221 shares of common stock and 1,661,000 warrants to purchase shares of its common stock in a private offering under Regulations D and S, at a price of $0.45 per unit (a unit being one share and one-half share purchase warrant), for gross proceeds of $1,500,000. Of the 13 purchasers, two were residents of the United States who represented that they were "accredited investors" under Regulation D, and the remaining 11 sales were to non-US persons and took place outside of the United States, as defined in Regulation S. Daniel J. Kunz, an officer and director of GTH, subscribed for 1,111,111 shares and 555,555 share purchase warrants. Toll Cross Securities of Toronto, Canada, was paid a cash fee of $52,500 and issued warrants to purchase 83,333 shares of GTH at an exercise price of $0.45, exercisable for 24 months, as compensation for placing 1,666,667 units under the private offering. The securities were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulations D and S. Each of such persons purchased the securities for his own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities.

8.          On February 20, 2004, GTH issued 385,864 shares and 192,932 share purchase warrants in connection with the conversion of most of the promissory notes referred to in paragraph 5, above. Mr. Kunz did not participate in the conversion, and was repaid his principal and interest. The warrants are exercisable for 24 months at an price of $0.45 per share. The securities were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulations D and S. Each of such persons purchased the securities for his own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

9.          GTH has engaged Dundee Securities Corporation with respect to a private placement of units in Canada and outside of North America in accordance with the requirements of Regulation S under the Securities Act. The placement is intended to raise up to CDN $3,400,000 through the sale of units at a price of CDN $0.85 per unit. Each unit will be comprised of one share and one warrant to purchase one share at an exercise price of CDN $1.25 for a period of two years. GTH will have the right to accelerate the exercise period of the warrants on twenty days notice if the closing price on a public market exceeds CDN $1.65 for twenty consecutive business days.

ITEM 27. EXHIBITS*

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.)
3.2	Certificate of Domestication of Non-U.S. Corporation
3.3	Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.)
3.4	Bylaws of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.)
3.5	Plan of Merger of U.S. Geothermal, Inc., an Idaho corporation and EverGreen Power Inc., an Idaho corporation
3.6	Amendment to Plan of Merger
4.1	Form of Stock Certificate
4.2	Form of Warrant Certificate
4.3	Provisions Regarding Rights of Stockholders
5	Opinion on Legality
10.1	Agreement by and between U.S. Geothermal Inc. And Vulcan Power Company dated December 3, 2002
10.2	Amendment No. 1 to "Agreement by and between U.S. Geothermal Inc. And Vulcan Power Company" dated November 15, 2003

10.3	Amendment No. 2 to "Agreement by and between U.S. Geothermal Inc. And Vulcan Power Company" dated December 30, 2003
10.4	Letter Agreement dated January 8, 2004 between U.S. Geothermal Inc. and Vulcan Power Company
10.5	Geothermal Lease and Agreement dated June 14, 2002, by and between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc., an Idaho corporation
10.6	Geothermal Lease and Agreement dated June 14, 2002, by and between Jensen Investments Inc. and U.S. Geothermal Inc., an Idaho corporation
10.7	Geothermal Lease and Agreement dated March 1, 2004, by and between: Jay Newbold and U.S. Geothermal Inc., an Idaho corporation
10.8	Geothermal Lease and Agreement dated June 28, 2003, by and between Janice Crank and the children of Paul Crank and U.S. Geothermal Inc., an Idaho corporation
10.9	Fiscal Consulting Agreement between U.S. Geothermal and Cowans & Company Ltd. dated February 1, 2004
10.10	Administrative Services Contract between U.S. Geothermal Inc. and New Dawn Holdings Ltd.
10.11	Employment Agreement with Douglas Glaspey
10.12	Employment Agreement for Daniel Kunz
10.13	Employment Agreement for Ronald Bourgeois
10.14	Consulting Agreement for Kevin Kitz
10.15	Escrow Agreement made December 19, 2003, among U.S. Geothermal Inc., Pacific Corporate Trust Company as escrow agent, and certain securityholders
10.16	First Amended and Restated Merger Agreement among U.S. Cobalt Inc., a Delaware corporation, EverGreen Power Inc., an Idaho corporation, U.S. Geothermal Inc., an Idaho corporation ("Geo"), and the stockholders of Geo
10.17	Agreement with Dundee Securities Corporation dated June 28, 2004
10.18	Stock Option Plan of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) dated April 3, 2003
21	List of Subsidiaries
23.1	Consent of Morgan and Company, Chartered Accountants
23.2	Consent of Williams, Kastner & Gibbs (included in Exhibit 5)
24	Powers of Attorney (included in the Signature Pages of this Registration Statement)

* Filed with this Registration Statement.

ITEM 28. UNDERTAKINGS

              A.               The undersigned Registrant hereunder undertakes:

                             (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                                            (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                                           (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                            (iii) include any additional or changed material information on the plan of distribution.

                             (2) That, for the purpose of determining liability under the Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                             (4) For purposes of determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

                             (5) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

              B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of GTH pursuant to the provisions of its Certificate of Incorporation, or otherwise, GTH has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GTH of expenses incurred or paid by a director, officer or controlling person of GTH in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GTH will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

              In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Boise, State of Idaho, on July 7, 2004.

U.S. GEOTHERMAL INC.

By:	/s/ Daniel J. Kunz
Daniel J. Kunz, President,

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Daniel J. Kunz	Director and President, Chief
Daniel J. Kunz	Executive Officer (Principal	July 7, 2004
Executive Officer)

/s/ Douglas J. Glaspey	Director and Chief Operating	July 7, 2004
Douglas J. Glaspey	Officer

/s/ Ronald P. Bourgeois	Chief Financial Officer (Principal
Ronald P. Bourgeois	Financial and Accounting Officer)
July 7, 2004

/s/ John Walker	Director and Chairman	July 7, 2004
John Walker

/s/ Paul Larkin	Director	July 7, 2004
Paul Larkin

/s/ Jon Wellinghoff	Director	July 7, 2004
Jon Wellinghoff

POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned directors and officers of U.S. Geothermal Inc., a Delaware corporation, which is filing a Registration Statement on Form SB-2 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Daniel J. Kunz, as such individual's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact as agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Daniel J. Kunz	Director and President,	July 7, 2004
Chief Executive Officer
(Principal Executive
Officer)

Douglas J. Glaspey	Director and Chief	July 7, 2004
Operating Officer

Ronald P. Bourgeois	Chief Financial Officer	July 7, 2004
(Principal Financial and
Accounting Officer)

John Walker	Director and Chairman	July 7, 2004

Paul Larkin	Director	July 7, 2004

Jon Wellinghoff	Director	July 7, 2004